REVOLVING LOAN AGREEMENT

among

PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership,

and

KEYBANK NATIONAL ASSOCIATION
together with those assignees or other lenders
becoming parties hereto pursuant
to Section 12.13, as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,

and

KEYBANC CAPITAL MARKETS,
as Sole Book Runner and Lead Arranger

Entered Into as of December 21, 2012

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Agreement”) dated as of December 21, 2012 by and among (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”); (ii) KEYBANK NATIONAL ASSOCIATION, the other lenders now or hereafter a party hereof, together with their assignees under Section 13.13  (“Lenders”); and (iii) KEYBANK  NATIONAL ASSOCIATION (“KeyBank”) as contractual representative of the Lenders to the extent and in the manner provided in Article 11  (in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, the Lenders are willing to make available to the Borrower a $40,000,000 revolving loan facility, increasable as provided in Section 2.14 below (the “Facility”), on the terms and conditions contained herein.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:

ARTICLE 1.  DEFINITIONS

1.1    DEFINED TERMS.   The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acknowledgments” means collectively, each of the Acknowledgments executed by a Subsidiary Guarantor in favor of the Agent, acknowledging the pledge of Equity Interests in such Subsidiary Guarantor to the Agent, such Acknowledgment to be substantially in the form of Exhibit M  hereto, as the same may be modified, amended or restated.

“Acquisition Property” means any Real Estate Asset owned for a period of four (4) fiscal quarters or less unless Borrower has designated such Real Estate Asset to be a Stabilized Property (it being understood that once the Real Estate Asset is designated as a Stabilized Property, such Real Estate Asset cannot thereafter be re-designated as an Acquisition Property).  For all purposes of this Agreement, an Acquisition Property shall not cease to be an Acquisition Property until the beginning of the first fiscal quarter immediately following the expiration of such four (4) quarter period, unless Borrower sooner designates such Real Estate Asset as a Stabilized Property.

“Acquisition Value” means the purchase price of a Mortgaged Property that was acquired by a Subsidiary Guarantor within ninety (90) days of the date of determination, the equity interests in such Subsidiary Guarantor have been pledged to Administrative Agent as Collateral, and with respect to which Mortgaged Property the Borrower is not yet required pursuant to the provisions of subsection (y) of Schedule 12.3 to deliver to Administrative Agent a Mortgage and the other items described in subsection (y) of Schedule 12.3.

“ADA” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Additional Commitment Request Notice” shall have the meaning set forth in Section 2.14(a).

“Additional Guarantor” shall mean each additional Wholly Owned Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to Section 12.5.

“Adjusted EBITDA” shall mean EBITDA, annualized, net of a capital expenditure reserve equal to $0.15 per square foot for Real Estate Assets (other than Construction in Process).  For purposes of the calculation of Adjusted EBITDA, when calculating EBITDA for any Real Estate Asset not owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor for two (2) full fiscal quarters, the EBITDA attributable to such Real Estate Asset shall be calculated using the actual historical results for the period that the Real Estate Asset was owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor adjusted to equate to two (2) full fiscal quarters.

“Adjusted Mortgaged Property NOI” shall mean Property NOI for the immediately preceding four (4) fiscal quarters, net of capital expenditure reserves of $0.15 per square foot, for Real Estate Assets which are Mortgaged Properties.  For the purposes of calculation of Adjusted Mortgaged Property NOI for any Mortgaged Property not owned and operated by the Borrower or a Subsidiary Guarantor for four (4) full fiscal quarters, the Adjusted Mortgaged Property NOI shall be calculated using the net operating income for the first (1st) four (4) fiscal quarters of Borrower’s or such Subsidiary Guarantor’s ownership of such asset as set forth in the Appraisal for such Mortgaged Property approved by Administrative Agent, net of capital expenditure reserves of $0.15 per square foot for such Mortgaged Property.

“Adjusted NOI” shall mean Property NOI for the immediately preceding two (2) fiscal quarters, annualized, net of capital expenditure reserves of $0.15 per square foot for Real Estate Assets (other than Construction in Process).  For purposes of the calculation of Adjusted NOI, when calculating Property NOI for any Real Estate Asset not owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor for two (2) full fiscal quarters, the Property NOI attributable to such Real Estate Asset shall be calculated using the actual historical results for the period that the Real Estate Asset was owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor adjusted to equate to two (2) full fiscal quarters.

“Administrative Agent” means KeyBank National Association, or any successor Administrative Agent appointed pursuant to Section 11.14.

“Advisor” means American Realty Capital II Advisors, LLC, a Delaware limited liability company.

“Affiliate” means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any partner or member in such partnership or limited liability company, respectively holding fifty percent (50%) or more of the voting interests therein, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a) and (b), and (d) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall Administrative Agent, any Lender or any of their respective Affiliates be an Affiliate of Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Alternate Rate” is a rate of interest per annum four percent (4%) in excess of the applicable Effective Rate in effect from time to time.

“Applicable LIBO Rate” is the rate of interest, rounded to the nearest whole multiple of one-one hundredth of one percent (0.01%), equal to the  sum  of: (a) the LIBO Margin plus  (b) the LIBO Rate.

“Applicable Margin” for an advance of the Facility bearing interest by reference to the LIBO Rate or the Base Rate shall for any date be as set forth below based on the ratio of the Total Indebtedness of Borrower to the Gross Asset Value of Borrower:

Pricing Level	Ratio	LIBO Margin for LIBO Rate Advances	Base Rate Margin for Base Rate Advances
Pricing Level 1	Less than or equal to 50%	2.00%	1.00%
Pricing Level 2	Greater than 50% but less than or equal to 60%	2.25%	1.25%
Pricing Level 3	Greater than 60% but less than or equal to 65%	2.50%	1.50%
Pricing Level 4	Greater than 65%	3.00%	2.00%

The initial Applicable Margin shall be at Pricing Level 2.  The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Administrative Agent of the Compliance Certificate after the end of a calendar quarter.  In the event that Borrower shall fail to deliver to the Administrative Agent a quarterly Compliance Certificate on or before the date required by Section 9.10, then without limiting any other rights of the Administrative Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 4 until such failure is cured within any applicable cure period, or waived in writing by the Requisite Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Administrative Agent or the Borrower determines that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Application for Payment” shall have the meaning given to such term in Exhibit C attached hereto.

“Appraisal” means an MAI appraisal of the value of a Real Estate Asset, determined on an “as-is” value basis, performed by an independent appraiser selected by the Administrative Agent who is not an employee of any Guarantor, Borrower or any of their Subsidiaries, the Administrative Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Administrative Agent.

“Appraised Value” means the “as-is” value of a Real Estate Asset determined by the most recent Appraisal of such Real Estate Asset, obtained pursuant to Section 2.7, Section 12.2, Section 12.3, or otherwise pursuant to this Agreement, subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Administrative Agent in its good faith business judgment.

“Arranger” means KeyBank Capital Markets or any successor.

“Assignment of Leases and Rents” means each of the assignments of leases and rents from Borrower or a Subsidiary Guarantor that is an owner of a Mortgaged Property to the Administrative Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Administrative Agent for the benefit of the Lenders a security interest in the interest of the Borrower or such Subsidiary Guarantor, as the case may be, as lessor with respect to all Leases of all or any part of each Mortgaged Property, each such assignment to be substantially in the form of Exhibit P, with such changes thereto as Administrative Agent may reasonably require as a result of state law or practice or type of asset.

“Assignee” shall have the meaning given in Section 13.13(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit D.

“Authorized Officer” shall have the meaning set forth in Section 2.8(f).

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Base Rate” means the greater of (a) the fluctuating annual rate of interest announced from time to time by the KeyBank at KeyBank’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.  Notwithstanding the foregoing, the Base Rate plus the Base Rate Margin may not be less than the then current 30-day LIBO Rate plus the LIBO Margin.

“Base Rate Margin” shall be the applicable margin for advances of the Facility bearing interest by reference to the Base Rate as set forth in the definition of Applicable Margin.

“Borrower” shall have the meaning given in the preamble hereto.

“Borrower’s  Partnership Agreement” means that certain Limited Partnership Agreement of Phillips Edison - ARC Shopping Center Operating Partnership, L.P., entered into as of December 3, 2009, together with such additional amendments as may be permitted hereunder or approved by Administrative Agent or Requisite Lenders (as applicable) in the future in accordance with the terms of this Agreement.

“Borrowing Base” means the Initial Mortgaged Properties plus any Real Estate Assets subsequently added as Mortgaged Properties pursuant to Section 12.3 of this Agreement and minus any Mortgaged Properties subsequently released pursuant to Section 12.4 of this Agreement.

“Borrowing Base Acquisition Value Limit” means for Eligible Real Estate owned by a Subsidiary Guarantor included in the Borrowing Base, which Eligible Real Estate is not subject to a Mortgage but as to which all of the Equity Interests of Borrower, directly or indirectly, in such Subsidiary Guarantor have been pledged pursuant to the Pledge Agreement and as to which the Borrower or such Subsidiary Guarantor is not yet required pursuant to subsection (y) of Schedule 12.3 to deliver to Administrative Agent a Mortgage and the other items described in subsection (y) of Schedule 12.3, the amount which is fifty-five percent (55%) of the sum of the Acquisition Value of each such Mortgaged Property.

“Borrowing Base Appraised Value Limit” means for Eligible Real Estate owned by the Borrower or any Subsidiary Guarantor included in the Borrowing Base subject to a Mortgage, the amount which is sixty-five percent (65%) of the sum of the Appraised Values of each such Mortgaged Property subject to a Mortgage as most recently determined under Section 2.7, Section 12.2, Section 12.3, or otherwise pursuant to this Agreement, as applicable.

“Borrowing Base Availability” means the amount which is the lowest of (i) the sum of the Borrowing Base Appraised Value Limit plus the Borrowing Base Acquisition Value Limit, and (ii) the Debt Service Coverage Amount.  Notwithstanding anything in this Agreement to the contrary, in the event that Borrower shall fail to comply with the provisions of clause (y) of Schedule 12.3 hereto, the Borrowing Base Availability attributable to the applicable Mortgaged Property commencing as of the date of such non-compliance shall be zero.

“Building” shall mean with respect to each Real Estate Asset, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Administrative Agent in Cleveland, Ohio are open to the public for carrying on substantially all of Administrative Agent’s business functions.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Cash and Cash Equivalents” means (i) unrestricted cash, (ii) securities issued or directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (iii) unrestricted domestic and LIBOR certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (any such bank an “Approved Bank”), maturing within one year from the date of acquisition, (iv) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (v) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the type described in any one or more of clauses (i) through (vi) above, but without regard to the maturity date of the underlying assets of any such money market fund.

“Cash Collateral Agreement” means, that certain Cash Collateral Account and Control Agreement, dated of even date herewith, by and among Borrower, the Subsidiary Guarantors, the Additional Guarantors hereafter a party thereto and Administrative Agent, in its capacity as administrative agent and in its capacity as depository bank.

“Change of Control” means the occurrence of any of the following:

(a)                Borrower or any Guarantor consolidates with, is acquired by, or merges into or with any Person, except (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower where the Borrower is the surviving entity and (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; or

(b)               any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) (other than any current holder of any of the foregoing interests) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of PE-ARC equal to at least twenty percent (20.0%);

(c)                as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of PE-ARC consists of individuals who were not either (i) directors or trustees of PE-ARC as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of PE-ARC of which a majority consisted of individuals described in clause (c)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of PE-ARC, which majority consisted of individuals described in clause (c)(i) above and individuals described in clause (c)(ii) above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(d)               PE-ARC (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least ninety percent (90%) of the economic, voting and beneficial interests of Borrower, (ii) fails to be the sole owner of General Partner, or (iii) shall fail to control the management and policies of General Partner; or

(e)                The General Partner (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least .01% of the economic, voting and beneficial interests of Borrower, (ii) fails to be the sole general partner of Borrower, or (iii) shall fail to control the management and policies of Borrower; or

(f)                The Borrower shall no longer be managed and advised by Advisor, or (ii) the Advisor shall no longer be directly or indirectly majority owned and controlled by American Realty Capital II LLC, or (iii) both of William M. Kahane and Nicholas Schorsch shall cease to be active on a daily basis in the management of the Advisor and a competent and experienced executive shall not be approved by the Administrative Agent within six (6) months of such event, which approval the Administrative Agent shall not unreasonably withhold, condition or delay; or

(g)               The Borrower shall no longer be managed and advised by Sub-Advisor, or (ii) the Sub-Advisor shall no longer be directly or indirectly majority owned and controlled by Phillips Edison Limited Partnership, or (iii) both of Michael C. Phillips and Jeffrey S. Edison shall cease to be active on a daily basis in the management of the Sub-Advisor and a competent and experienced executive shall not be approved by the Administrative Agent within six (6) months of such event, which approval the Administrative Agent shall not unreasonably withhold, condition or delay; or

(h)               Borrower (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor, or (ii) shall fail to control the management and policies of each Subsidiary Guarantor.

(i)                 Both of Michael C. Phillips and Jeffrey S. Edison shall cease to be CEO, President or Chairman, of PE-ARC and a competent and experienced director or officer, as applicable, shall not be approved by the Requisite Lenders within six (6) months of such event, which approval the Requisite Lenders shall not unreasonably withhold, condition or delay.

“Collateral” means all of the property, rights and interests of Borrower and the Subsidiary Guarantors which are or are intended to be subject to the security interests and liens created by the Security Documents.

“Collateral Account” means a special deposit account established by the Administrative Agent pursuant to Section 10.8 and under its sole dominion and control.

“Commitment” means, as to any Lender, such Lender’s obligation to make advances pursuant to Section 2.1, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1  attached hereto as such Lender’s “Commitment Amount”, as the same may be changed from time to time in accordance with this Agreement, or as set forth in the applicable Assignment and Assumption Agreement, as the same may be changed as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.13  hereof.

“Commitment Amount” means the amount set forth as such for each Lender on Schedule 1.1  hereof, which in the aggregate as of the date of this Agreement equals $40,000,000.00.  The Commitment Amount may be increased as provided in Section 2.14.

“Commitment Increase” means an increase in the Commitment Amount to not more than $250,000,000.00 pursuant to Section 2.14.

“Commitment Increase Date” shall have the meaning set forth in Section 2.14(a).

“Compliance Certificate” shall have the meaning set forth in Section 9.10.

“Condemnation Proceeds” means all compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.

“Construction in Process” means any Real Estate Asset owned by Borrower or a Subsidiary which is raw land, vacant out-parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been completed (as evidenced by a certificate of occupancy permitting use of such property by the general public), including, without limitation, Property Under Development and Redevelopment Property.  Notwithstanding the foregoing, tenant improvements to previously constructed and/or leased Real Estate Assets shall not be considered Construction in Process.

“Contribution Agreement” means that certain Contribution Agreement dated of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

“Debt Service Coverage Amount” means at any time determined by Administrative Agent, an amount equal to the maximum principal loan amount amortized over a thirty (30) year period which, when bearing interest at a rate per annum equal to the greatest of (i) the average annual yield on ten (10) year obligations issued by the United States Treasury for the most recently ended four (4) calendar quarter period prior to the date of determination plus two hundred fifty (250) basis points (2.5%), (ii) seven percent (7.0%), and (iii) the then effective blended interest rate applicable to the Loans would be payable by the monthly principal and interest payment amount resulting from dividing (a) Adjusted Mortgaged Property NOI divided by 1.30, by (b) 12 (and on December 21, 2013 the figure 1.30 shall be replaced with the figure 1.35).  Attached hereto as Schedule 1.2 is an example of the calculation of Debt Service Coverage Amount (such example is meant only as an illustration based upon the assumptions set forth in such example, and shall not be interpreted so as to limit the Administrative Agent in its good faith determination of the Debt Service Coverage Amount hereunder).  The determination of the Debt Service Coverage Amount and the components thereof by the Administrative Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error.

“Default” shall have the meaning given to such term in Section 10.1.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,

including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Administrative Agent as to whether one or more conditions precedent to funding has been satisfied (each of which conditions precedent together with any applicable default shall be specifically identified in writing by such Lender), (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or such failure is subject to a good faith dispute as to whether one or more conditions precedent to funding has been satisfied (each of which conditions precedent together with any applicable default shall be specifically identified in writing by such Lender), (c) has failed, within two (2) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 2.13, such Lender shall cease to be a Defaulting Lender upon the Administrative Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Disqualifying Environmental Event” means any release or threatened release of Hazardous Materials, any violation of Hazardous Materials Laws or any other similar environmental event with respect to a Real Estate Asset which is not cured within sixty (60) days or that would cause, in Administrative Agent’s determination, such Real Estate Asset to no longer be financeable on a non-recourse (with customary exceptions) debt basis under the then generally accepted underwriting standards of national insurance company or pension fund real estate institutional lenders.

“Dividend Reinvestment Proceeds” means dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

“Dollars” and “$” means the lawful money of the United States of America.

“EBITDA” shall mean the sum for the immediately preceding two (2) fiscal quarters of (a) Borrower’s pro rata share (direct or indirect) of Net Income generated from Real Estate Assets for each of the two preceding fiscal quarters (excluding extraordinary gains or losses), after adjusting for straight-lining of rents, and without reduction for preferred dividend payments, and (b) GAAP interest expense, income taxes, depreciation and amortization, and other non-cash charges.  EBITDA of Borrower shall only include Borrower’s Equity Percentage of the foregoing items of its Subsidiaries that are not Wholly Owned Subsidiaries and of Joint Ventures of Borrower.  Notwithstanding the foregoing, acquisition costs incurred by the Borrower in connection with the acquisition of Real Estate Assets shall be excluded from the calculation of EBITDA.

“Effective Date” means the date of this Agreement.

“Effective Rate” shall have the meaning given in Section 2.8(e).

“Eligible Assignee” means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.  If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent.

“Eligible Real Estate” means a Real Estate Asset which at all times satisfies the following requirements:

(i)      which is wholly-owned in fee (or leased under a Ground Lease) by the Borrower or a Subsidiary Guarantor;

(ii)      which is located within the contiguous 48 States of the continental United States or the District of Columbia;

(iii)   which is improved by an income-producing necessity-based neighborhood or community shopping center;

(iv)    as to which all of the representations set forth in Article 6 of this Agreement concerning Mortgaged Property are true and correct;

(v)      as to which the Administrative Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate Asset in the Borrowing Base; and

(vi)   as to which, notwithstanding anything to the contrary contained herein, the Requisite Lenders have approved for inclusion in the Borrowing Base.

“Eligible Real Estate Qualification Documents” shall refer to the items set forth on Schedule 12.3 attached hereto.

“Equity Interests” with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Offering” means the issuance and sale after the Effective Date by PE-ARC of any Equity Interests of PE-ARC.

“Equity Percentage” means the aggregate ownership percentage of the Borrower, a Guarantor or their respective Subsidiaries in each Subsidiary or Joint Venture, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee benefit plan subject to Title I of ERISA.

“Excluded FATCA Tax” shall mean any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

“Excluded Subsidiary” means any Subsidiary of the Borrower which is prohibited from guaranteeing the indebtedness of any other Person pursuant to (a) any document, instrument or agreement evidencing Secured Indebtedness, (b) a provision of such Subsidiary’s organizational documents included therein as a condition to the extension of such Secured Indebtedness, or (c) pursuant to the joint venture agreement of such Subsidiary if it is a joint venture.  For the purposes of this Agreement, all Minority Holdings and subsidiaries of Minority Holdings are Excluded Subsidiaries.

“Existing Credit Agreement” means that certain Revolving Loan Agreement dated as of July 2, 2012, among Borrower and KeyBank, individually and as administrative agent, as amended or modified from time to time.

“Extension Option” shall have the meaning ascribed thereto in Section 2.7(b)  hereof.

“Extended Maturity Date” means the then applicable Extended Maturity Date as provided in Section 2.7(b).

“Facility” shall have the meaning given to such term in recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” means that certain Agreement Regarding Fees of even date herewith between Borrower and KeyBank.

“Fee Owner” shall have the meaning set forth in Section 6.34(a).

“Fixed Charges” means, for any Person, for the immediately preceding two (2) prior fiscal quarters, annualized, the sum of (a) Interest Expense and (b) the aggregate of all scheduled principal payments on Total Indebtedness (but excluding (i) balloon payments of principal due upon the stated maturity of any Total Indebtedness, (ii) payments of principal outstanding under this facility or (iii) payments of principal outstanding as a result of the reduction of any advance rate pursuant to the terms of the loan documents evidencing such Total Indebtedness) of such Person according to GAAP made or required to be made during such fiscal period, measured on a consolidated basis, and (c) the aggregate of all dividends payable on the preferred stock of Borrower.  When calculating Fixed Charges for any Real Estate Asset not owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor for two (2) full fiscal quarters, the Fixed Charges related to debt and/or preferred equity used to finance the acquisition of such Real Estate Assets shall be calculated using the actual historical results for the period that the Real Estate Asset was owned and operated by the Borrower, any Guarantor or by a Subsidiary of Borrower or any Guarantor adjusted to equate to two (2) full fiscal quarters.  Further, Fixed Charges of Borrower shall also include Borrower’s Equity Percentage of Fixed

Charges of any Subsidiary of Borrower that is not a Wholly Owned Subsidiary and of any Joint Venture of Borrower.

“Fixed Rate” is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” means the date upon which the Fixed Rate Period commences.

“Fixed Rate Notice” is a written notice in the form shown on Exhibit F  hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Period” is the period or periods of (a) one (1), two (2) or three (3) months; or (b) subject to the consent of all of the Lenders, any other shorter period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” is the portion or portions of the principal balance of the Facility which Borrower selects to have subject to a Fixed Rate, each of which is an amount not less than the lesser of: (a) the unpaid principal balance of the Facility not subject to a Fixed Rate; or (b) One Hundred Thousand Dollars ($100,000.00), and is an even multiple of Ten Thousand Dollars ($10,000.00) in excess thereof.

“Fixed Rate Price Adjustment” shall have the meaning set forth in Section 2.8(h).

“Fixed Rate Taxes” are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Fronting Exposure” means at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Pro Rata Share of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

“Funding Date” shall have the meaning given to such term in Exhibit C attached hereto.

“Funds from Operations” means, with respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains and losses from sales of depreciated property other than out lot sales, non-cash impairment charges, and other non-cash charges, and gains from Derivatives Contracts, plus  depreciation and amortization and non-cash amortization of transaction expenses arising from the creation of new investment funds, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.  Funds from Operations shall be reported in accordance with NAREIT policies unless otherwise agreed to above in this definition.  Notwithstanding the foregoing, acquisition costs incurred by the Borrower in connection with the acquisition of Real Estate Assets shall be excluded from the calculation of Funds from Operations.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in the currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board, or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America.  The term “consistently applied” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“General Partner” means Phillips Edison Shopping Center OP GP LLC, a Delaware limited liability company, or any successor general partner of Borrower approved by Administrative Agent in accordance with this Agreement.

“Governmental Authority” means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” will be defined as the sum of the following of Borrower, without duplication:

i)             Operating Property Value;

ii)       the aggregate sums expended on the construction of Construction in Process, including land acquisition costs; provided that for purposes of making any calculation under this Agreement, the amount attributable to Construction in Process held by Minority Holdings that are not consolidated with Borrower in accordance with GAAP will be equal to (without duplication) the sum of (a) the Borrower contributed equity, (b) the Borrower’s pro rata share of debt from items that are not consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not consolidated in accordance with GAAP (to the extent not redundant with clause (b) above), plus  (d) any non-Affiliated co-venturer’s equity in such items that are not so consolidated to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Indebtedness;

iii)     The cost of unimproved entitled land holdings held for development (carried at cost), not to exceed five percent (5.0%) of Gross Asset Value;

iv)    The contractual purchase price of properties subject to purchase obligations, repurchase obligations, and forward commitments to the extent such obligations are accounted for under Total Indebtedness;

(v)   The book value of Mortgage Notes, not to exceed ten percent (10%) of Gross Asset Value; and

(vi)    Unrestricted Cash and Cash Equivalents.

For purposes of this definition, Joint Ventures and non-Wholly Owned Subsidiaries are measured at the greater of Borrower’s Equity Percentage in such entity or the percentage of Total Indebtedness guaranteed by Borrower relating to such entity.

“Ground Lease” means any ground lease approved by Administrative Agent pursuant to which a Borrower or a Subsidiary Guarantor leases a Mortgaged Property.

“Guarantor” means PE-ARC, General Partner, the Subsidiary Guarantors, the Additional Guarantors and any other person or entity who, or which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed in connection with respect to the Facility (collectively or severally as the context thereof may suggest or require).

“Guaranty” means that certain Guaranty of Payment and Performance given by PE-ARC, General Partner and each Subsidiary (and, at the option of Administrative Agent, any individual Guaranty of Payment and Performance given by an individual Subsidiary) which has executed or hereafter executes the same to and for the benefit of Administrative Agent and the Lenders as the same may be modified, amended, restated or ratified.

“Hazardous Materials” shall have the meaning given to such term in Section 7.1(a).

“Hazardous Materials Claims” shall have the meaning given to such term in Section 7.1(c).

“Hazardous Materials Laws” shall have the meaning given to such term in Section 7.1(b).

“Increase Notice” shall have the meaning set forth in Section 2.14(a).

“Indemnity Agreement” shall mean the Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Administrative Agent and the Lenders, as the same may be modified, amended or ratified.

“Initial Maturity Date” shall mean December 21, 2015.

“Initial Mortgaged Properties” shall mean the Initial Mortgaged Properties described on Schedule 1.3 hereto.

“Insurance Proceeds” shall mean all insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.

“Interest Expense” means all paid, accrued or capitalized interest expense on such Person’s Total Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs).

“Investments” means with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, or (iii) operating Leases (of real or personal property) entered into by such Person in the ordinary course of business as a lessee.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

“Issuing Lender” shall be KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

“Joinder Agreement” shall mean the Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the Cash Collateral Agreement, and the Indemnity Agreement to be executed and delivered pursuant to Section 12.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit J  hereto.

“Joint Venture” means any Person in which the Borrower or any of its Subsidiaries has a direct or indirect ownership interest which is not a Subsidiary of the first person and the accounts of which are not consolidated with Borrower or such Subsidiary in accordance with GAAP.  As of the Effective Date, the only Joint Venture is PECO-ARC Joint Venture.

“KeyBank” shall have the meaning given to such term in the preamble hereto.

“Leases” means leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate Asset.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns.  With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.  The Issuing Lender and the Swing Loan Lender shall each be a Lender.

“Letter of Credit” means any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with Section 2.6.

“Letter of Credit Liabilities” means at any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Loan).  For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.6, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.

“Letter of Credit Request” shall have the meaning set forth in Section 2.6(a).

“Letter of Credit Sublimit” means the sum of $4,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Leverage Ratio” means Total Indebtedness of Borrower and its Subsidiaries divided by Gross Asset Value of Borrower.

“LIBO Margin” means the applicable margin for advances of the Facility bearing interest by reference to the LIBO Rate as set forth in the definition of Applicable Margin.

“LIBO Rate” is the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by KeyBank, by another commercially available source providing such quotations approved by KeyBank) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Fixed Rate Period with a maturity approximately equal to such Fixed Rate Period and in an amount approximately equal to the amount to which such Fixed Rate Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by KeyBank described above no longer reports such rate or KeyBank determines in good faith that the rate so reported no longer accurately reflects the rate available to KeyBank in the London Interbank Market, the Loan shall accrue interest at the Base Rate plus the Base Rate Margin for the Loan.  For any period during which a Reserve Percentage shall apply the LIBO Rate with respect to such Fixed Rate Portion shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Business Day” means any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

“Lien” means any mortgage, deed of trust, security deed, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, any restriction of sale or encumbrance, any pledge of equity interests in the owner of the property, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” and “Loans”  mean the Revolving Credit Loans and the Swing Loan (or Loans), as the case may be.

“Loan Account” shall have the meaning ascribed thereto in Section 2.11.

“Loan Documents” means those documents, as hereafter amended, restated, supplemented, replaced or modified, properly executed and in recordable form, if necessary, now or hereafter executed or delivered by Borrower or a Guarantor in connection with the Facility, including, without limitation, this Agreement, the Notes, the Security Documents and the Indemnity Agreement.

“Loan Party” means Borrower or any Guarantor.

“Major Tenant” means a tenant of the Borrower or any Subsidiary Guarantor which is an anchor tenant or which leases space in a Mortgaged Property pursuant to a Lease which entitles it to occupy 10,000 square feet or more of the net rentable area of such Mortgaged Property.

“Management Agreements” means agreements to which any Person that owns a Mortgaged Property is a party, whether written or oral, providing for the management of the Mortgaged Properties or any of them.

“Material Acquisition” means an acquisition by Borrower in a single transaction of Real Estate Assets permitted under this Agreement having a purchase price that exceeds the greater of (a) $50,000,000 and (b) an amount equal to ten percent (10%) of Gross Asset Value prior to such acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets (including, without limitation, the Real Estate Assets), condition (financial or otherwise) and results of operations of Borrower, Guarantor and their Subsidiaries considered as a whole; (b) the ability of Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Administrative Agent or the Lenders thereunder; or (d) the creation, perfection or priority of any security interest of Administrative Agent in any Collateral.

“Material Subsidiary” means any Subsidiary of the Borrower which has assets that constitute five percent (5%) or more of Gross Asset Value and is not an Excluded Subsidiary.

“Maturity Date” means the Initial Maturity Date, as same may be extended to the Extended Maturity Date, in accordance with the provisions of this Agreement.

“Minimum Net Worth” means Borrower’s Gross Asset Value minus Total Indebtedness, measured quarterly on a consolidated basis.

“Minority Holdings” means partnerships, joint ventures (including any Joint Venture), corporations, limited liability companies or other business associations held or owned directly or indirectly by a Person which are not directly or indirectly wholly-owned by such Person.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Note” means a promissory note or other evidence of indebtedness for a loan secured by a mortgage or deed of trust on a necessity-based neighborhood or community shopping center located in the 48 states of the continental United States or the District of Columbia, and which Mortgage Note includes, without limitation, the indebtedness secured by a related first priority security instrument.

“Mortgaged Property” or “Mortgaged Properties” means at the time of determination, the Eligible Real Estate owned or leased pursuant to a Ground Lease approved by the Administrative Agent, by Borrower or a Subsidiary Guarantor that is security for the Obligations pursuant to the Mortgages (or as provided in this Agreement, pursuant to the Pledge Agreement) (including, without limitation, as of the Effective Date, the Initial Mortgaged Properties).

“Mortgages” means the Mortgages, Deeds to Secure Debt and/or Deeds of Trust from the Borrower or a Subsidiary Guarantor to the Administrative Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Administrative Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which the Borrower or a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of an Initial Mortgaged Property or any other Mortgaged Property, as security for the Obligations, each such Mortgage to be substantially in the form of Exhibit O attached hereto, with such changes thereto as Administrative Agent may reasonably require as a result of state law or practice or type of asset.

“Net Equity Proceeds” shall mean the proceeds of (a) the sale after the date hereof of an equity interest in PE-ARC, (b) the issuance of additional interests in PE-ARC or (c) additional direct investment in PE-ARC, in each instance net of usual and customary closing costs and expenses.

“Net Income (or Loss)” means, with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

“Non-Defaulting Lender” means at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Pro Rata Advance” means a disbursement under the Facility with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Non-Recourse Indebtedness” means, with respect to a Person, that portion of such Person’s Total Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability until a claim is made with respect thereto) is contractually limited to specific assets of such Person encumbered by a Lien securing such Total Indebtedness.

“Non-Stabilized Property” means a Real Estate Asset which is not a Stabilized Property within the terms of clause (a) of the definition of Stabilized Property.  A Real Estate Asset shall cease to be a Non-Stabilized Property upon the earlier of (i) Borrower’s request, (ii) achievement of eighty percent (80%) occupancy and commencement of rent payments with respect to such occupancy for two (2) consecutive fiscal quarters, or (iii) eight (8) fiscal quarters following the earlier of (a) its initial designation as a Non-Stabilized Property and (b) its acquisition date.  A Real Estate Asset that ceases to be a Non-Stabilized Property shall be valued at zero until such Real Estate Asset generates positive Property NOI.

“Notes” means collectively, the Revolving Credit Notes and the Swing Loan Note.

“Obligations” means all indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of the Facility, the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.  Notwithstanding the foregoing, the Obligations with respect to a Mortgaged Property located in California shall be the obligations under the Guaranty of the related Subsidiary Guarantor which owns such Mortgaged Property and the other secured obligations under the Security Documents relating to such Mortgaged Property.

“Operating Property Value” means the sum of (a) the aggregate Adjusted NOI for all Stabilized Properties (excluding Adjusted NOI from Non-Stabilized Properties and Stabilized Properties acquired during the prior twelve (12) months) and divided by 7.5%, plus  (b) for each Non-Stabilized Property, the undepreciated cost basis of such Real Estate Asset, plus  (c) for each Stabilized Property acquired during the prior twelve (12) months, the acquisition cost of such Stabilized Property.

“Option to Extend” means Borrower’s option, subject to the terms and conditions of Section 2.7(b), to extend the term of the Facility from the Initial Maturity Date to the Extended Maturity Date.

“Outstanding” means with respect to the Loans, the aggregate unpaid principal thereof as of any date of determination and with respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

“PAI” means PAI GP LLC, a Delaware limited liability company.

“Participant” shall have the meaning given to such term in Section 13.13(b).

“PE-ARC”  means Phillips Edison-ARC Shopping Center REIT Inc., a Maryland corporation.

“PECO-ARC Joint Venture” means PECO-ARC Institutional Joint Venture I, L.P., a Delaware limited partnership.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens” means:

(a)      Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due;

(b)        Any laws, ordinances or regulations affecting the Real Estate Asset;

(c)       Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due, unless the same are being contested in good faith;

(d)      Deeds of trust, security deeds or mortgages to an unaffiliated third party lender encumbering a Real Estate Asset other than a Mortgaged Property to provide acquisition, development, construction or permanent financing for the benefit of such Real Estate Asset;

(e)      Pledges of ownership or equity interests in subsidiaries pursuant to or to the extent permitted by this Agreement;

(f)     Liens in favor of Administrative Agent for the benefit of the Lenders under the Loan Documents to secure the Obligations; and

(g)      Liens on Mortgaged Properties permitted by the terms of the applicable Mortgage (or if the Borrower or the applicable Subsidiary Guarantor has not yet executed a Mortgage, such Liens as are approved by Administrative Agent in writing).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Pledge Agreement” means the Pledge Agreement from Borrower to the Administrative Agent in the form of Exhibit N attached hereto, as the same may be modified, amended or restated, pursuant to which there shall be collaterally assigned to Administrative Agent a security interest in the interest of Borrower in the Subsidiary Guarantors, as more particularly described therein, such assignment to be in form and substance satisfactory to Administrative Agent.

“Potential Collateral” means any Real Property Asset of the Borrower or a Wholly Owned Subsidiary which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) a Real Estate Asset which is capable of becoming Eligible Real Estate through the approval of the Requisite Lenders, as applicable, and the completion and delivery of Eligible Real Estate Qualification Documents.

“Potential Default” means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Price Adjustment Date” shall have the meaning set forth in Section 2.8(h).

“Prime Rate” means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the effective rates of interest are calculated for those loans making reference thereto.  Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in Cleveland, Ohio.

“Property NOI” shall mean, with respect to any Real Estate Asset for any period, “property rental and other income” (as determined by GAAP) attributable to such Real Estate Asset accruing for such period, but excluding (i) any accrued revenues attributable to so called “straight-line rent accounting” and (ii) all rents, common area reimbursements and other income for such Real Estate Asset received from tenants in default of obligations (excluding disputes over the calculation of CAM reimbursements) under their Lease or with respect to Leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding (and that, with respect to tenants in bankruptcy, have not unconditionally and finally affirmed or assumed their lease in such bankruptcy proceeding) and not excluding such amount to the extent included in bad debt expense for such period, minus  the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Real Estate Asset for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions.  As used herein “Property Management Fees”, means, with respect to each Real Estate Asset for any period, an assumed amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Real Estate Asset.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Property Owner” shall mean collectively, the owners of all of the Real Estate Assets from time to time, a true and correct list of which as of the date hereof is attached hereto as Exhibit A  hereto.

“Property(ies) under Development” means any ground-up construction property and/or properties which will be substantially demolished and reconstructed.  Properties under Development shall be measured based on the total budgeted costs (“Total Budgeted Costs”), which shall be comprised of all soft and hard costs to complete the development, including but not limited to, land, an interest reserve during construction, an operating deficit reserve, tenant improvements, leasing costs, and infrastructure costs.  Real Estate Assets will no longer be considered Properties under Development upon the sooner of (a) achievement of 80% occupancy pursuant to executed leases in full force and effect or (b) 12 months after completion.  If a Property under Development is owned by an unconsolidated Affiliate of the Borrower, its Subsidiaries or Affiliates, the greater of (1) the product of (a) its ownership share of such Affiliate and (b) the amount of the Total Budgeted Costs for such property or (2) the recourse obligations of the Borrower or its Subsidiaries or Affiliates relating to the debt of the unconsolidated Affiliate (including as general partner) shall be used in calculating the investment limit.

“Real Estate Assets” means the fixed and tangible real estate properties consisting of land, buildings and/or other improvements owned in fee simple or as a leasehold estate by the Borrower, any Guarantor or by a Subsidiary of the Borrower or any Guarantor at the relevant time of reference thereto, together with any Minority Holdings owned by any of the foregoing Persons.

“Recourse Indebtedness” means the Total Indebtedness of the Borrower, or any Subsidiary of the Borrower which does not constitute Non-Recourse Indebtedness.

“Redevelopment Property” means any Real Estate Asset (other than Acquisition Property) that is being redeveloped if more than forty percent (40%) of the square footage of the improvements on such Real Estate Asset is undergoing renovation or the expected cost of redevelopment improvements exceeds 25% of the Operating Property Value attributable to such Real Estate Asset immediately prior to such redevelopment.  A Redevelopment Property shall cease to be a Redevelopment Property at the beginning of the fiscal quarter immediately following the earliest to occur of (i) twelve (12) months from the date of substantial completion (as evidenced by receipt by Borrower (or Subsidiary) of a certificate of occupancy or other regulatory approval, if any, permitting use of such Real Estate Asset by the general public), (ii) such Real Estate Asset achieving an 80% occupancy rate (determined on the basis of square footage after redevelopment of improvements leased to tenants paying rent) and (iii) the Borrower notifying the Administrative Agent of its election to no longer treat such Real Estate Asset as a Redevelopment Property.

“Regulatory Costs” are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate, including, without limitation, the Dodd Frank Wall Street Reform and Consumer Protection Act.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Party” means Borrower and Guarantors.

“Rent Roll” means a report prepared by the Borrower showing for all Real Estate Assets, including, without limitation, each Mortgaged Property, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Administrative Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Administrative Agent.

“Requirements of Law” mean, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” means, as of any date, Lenders having at least 51% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 51% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders; provided further that until the sum of the Borrowing Base Appraised Value Limit plus the Borrowing Base Acquisition Value Limit first exceeds $150,000,000.00, Requisite Lenders shall mean all Lenders that are not Defaulting Lenders.

“Reserve Percentage” means for any Fixed Rate Period, that percentage which is specified three (3) Business Days before the first day of such Fixed Rate Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Administrative Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Administrative Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Fixed Rate Period and with a maturity equal to such Fixed Rate Period.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the equity interests in a Person permitted hereunder and now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of such Person now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of such Person now or hereafter outstanding.

“Revolving Credit Loan or Loans” means an individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $40,000,000.00 (subject to increase as provided in Section 2.14) to be made by the Lenders hereunder as more particularly described in Section 2.1.  Without limiting the foregoing,

Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to Section 2.6(f).

“Revolving Credit Note” or “Revolving Credit Notes” means the promissory note(s) of the Borrower substantially in the form of Exhibit E-1, payable to the order of a Lender in a principal amount equal to such Lender’s Commitment Amount and, collectively in the aggregate principal amount of the Facility, together with such other replacement notes as may be issued from time to time pursuant to Section 13.13, as hereafter amended, restated, supplemented, replaced or modified.

“Secured Indebtedness” means as of any given date the amount of the Total Indebtedness that is secured in any manner by any Lien on a Real Estate Asset or on any ownership interests in any other Person or on any other assets (other than the Facility evidenced by this Agreement).

“Secured Recourse Indebtedness” means as of any given date the amount of the Secured Indebtedness less the amount of Secured Non-Recourse Indebtedness.

“Secured Non-Recourse Indebtedness” means as of any given date the amount of the Non-Recourse Indebtedness that is secured in any manner by any Lien on a Real Estate Asset or on any ownership interests in any other Person or on any other assets.

“Security Documents” means the Mortgages, the Assignments of Leases and Rents, the Guaranty, the Pledge Agreement, the Acknowledgements, the Cash Collateral Agreement and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

“Stabilized Property” means a Real Estate Asset (a) which is a commercial property operating as a retail center that is completed with tenants in occupancy and open for business, or (b) which has ceased to be a “Non-Stabilized Property” in accordance with the definition thereof.

“Sub-Advisor” means Phillips Edison NTR LLC, a Delaware limited liability company.

“Subordination, Attornment and Non-Disturbance Agreement” means an agreement among the Administrative Agent, the Borrower or a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Administrative Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Administrative Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Administrative Agent.

“Subordination of Management Agreement” means an agreement pursuant to which a manager of a Mortgaged Property subordinates its rights under a Management Agreement to the Loan Documents, such agreement to be in the form of the initial Subordination of Management Agreement delivered by the Borrower or a Subsidiary Guarantor on the Effective Date, with such changes thereto as Administrative Agent may reasonably require as a result of state law or practice or type of asset.

“Subsidiary” means for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantors” means initially, those Persons described on Schedule 1.4  hereto and each Additional Guarantor.  Upon any Additional Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, Administrative Agent may unilaterally amend Schedule 1.4  to reflect such occurrence.

“Survey” means an instrument survey of each parcel of Mortgaged Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Administrative Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Administrative Agent may reasonably require; and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Surveyor Certification” means with respect to each parcel of Mortgaged Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date prior to inclusion of such Mortgaged Property in the Borrowing Base and containing such information relating to such parcel as the Administrative Agent or the Title Insurance Company may reasonably require, such certificate to be reasonably satisfactory to the Administrative Agent in form and substance.

“Swing Loan” shall have the meaning set forth in Section 2.2.

“Swing Loan Commitment” means the sum of $4,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Swing Loan Lender” means KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

“Swing Loan Note” shall have the meaning set forth in Section 2.2(b).

“Taking” means the taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

“Titled Agents” means the Arranger or any syndication or documentation agent.

“Title Insurance Company” means any of First American, Stewart, Fidelity, Chicago and Old Republic Title Insurance Companies (including any “family members” or affiliates thereof approved by Administrative Agent) and/or any other title insurance company or companies approved by the Administrative Agent and the Borrower.

“Title Policy” means with respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such reinsurance as the Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Administrative Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the State in which the Mortgaged Property is located, which may include, without limitation, (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement (unless Agent receives satisfactory evidence of compliance with zoning and parking requirements), (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.

“Total Indebtedness” means, with respect to a Person on a consolidated basis, at the time of computation thereof, all of the following (without duplication):  (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all capitalized lease obligations, (e) all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Total Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of consolidated Total Indebtedness of Borrower, any Guarantor and their Subsidiaries, guaranty obligations of Borrower, any Guarantor or their Subsidiaries in respect of primary obligations of any of Borrower, any Guarantor or their Subsidiaries which are already included in Total Indebtedness), (f) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any net mark-to-market exposure under a Derivatives Contract to the extent speculative in nature, (h) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (i) such Person’s pro rata share of the foregoing of any Subsidiary of such Person that is not a Wholly Owned Subsidiary and of any Joint Venture or other Minority Holding of such Person measured at the greater of such Person’s Equity Percentage in such other entity or the percentage of Total Indebtedness guaranteed by such Person relating to such entity.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash, (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value) and (c) the amount that is available for borrowing by Borrower under a revolving credit facility pursuant to the terms thereof as of the date of determination.  As used in this definition, “Unrestricted” for the purposes hereof and Gross Asset Value means the specified asset is not subject to any escrow, cash trap, reserves or Liens (other than the Facility evidenced by this Agreement or reserves for property taxes or insurance premiums) or claims of any kind in favor of any Person.  Further, Unrestricted Cash and Cash Equivalents shall not include any availability under construction facilities or similar debt instruments.

“Unsecured Debt” means as of any given date the amount of the Total Indebtedness which is not Secured Indebtedness.

“Wholly Owned Subsidiary” means as to the Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by the Borrower.

1.2     CHANGES IN GAAP.  The parties hereto acknowledge and agree that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any item included within Total Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of any item included in Total Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such Total Indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding anything in this Agreement to the contrary, when determining compliance by the Borrower with any financial covenant contained in any of the Loan Documents, only the Equity Percentage of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary and of a Joint Venture of Borrower shall be included.

1.2    SCHEDULES AND EXHIBITS INCORPORATED.  Schedules 1.1, 1.2, 1.3, 1.4, 2.9, 6.6, 6.11, 6.25, 6.26  and 12.3  and Exhibits A, B, C, D, E-1, E-2, F, G, H-1, H-2, I, J, K, L, M, N, O  and P  all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2.  LOAN

2.1      LOANS.

(a)                   Advances.  Subject to the terms and conditions set forth in this Agreement, each Lender severally and not jointly agrees to make advances to the Borrower during the period from and including the Effective Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment Amount (collectively, the “Revolving Credit Loan”).  The Loan shall be made in Dollars.  The advances made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Credit Note payable to the order of such Lender.  Each borrowing hereunder shall be in an aggregate principal amount of not less than $1,000,000 and integral multiples of $100,000 in excess of that amount.  Within the foregoing limits and subject to the other terms of this Agreement, the Borrower may borrow, repay and reborrow advances under the Facility.  Notwithstanding anything in this Agreement to the contrary, each Lender’s obligation to advance Revolving Credit Loans shall not at any time exceed the lesser of (i) the sum of such Lender’s Commitment Amount and (ii) such Lender’s Pro Rata Share of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Potential Default or Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the aggregate Commitment Amount or cause a violation of the covenants set forth in Section 8.15(d).

(b)                  Requests for Advances.  Not later than 2:00 p.m. Cleveland time at least one (1) Business Day prior to an advance accruing interest at the Base Rate and not later than 2:00 p.m. Cleveland time at least two (2) Business Days prior to an advance accruing interest at the LIBO Rate, the Borrower shall deliver to the Administrative Agent an Application for Payment which delivery may be by telecopy, provided receipt thereof is immediately confirmed by telephone.

(c)                   Funding of Advances.  Promptly after receipt of an Application for Payment under Section 2.1(b), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed borrowing and the contents of the Application for Payment.  Each Lender shall deposit an amount equal to the advance to be made by such Lender to the Borrower with the Administrative Agent, in immediately available funds not later than 10:00 a.m. Cleveland time on the date of such proposed advance.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower, not later than 11:00 a.m. Cleveland time on the date of the requested borrowing, the proceeds of such amounts received by the Administrative Agent.  No Lender shall be responsible for the failure of any other Lender to make an advance or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make an advance or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any advance or to perform any other obligation to be made or performed by such other Lender.

(d)                  Assumptions Regarding Funding by Lenders.  With respect to advances to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent an advance to be made by such Lender, the Administrative Agent may assume that such Lender will make the proceeds of such advance available to the Administrative Agent in accordance with this Section and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such advance to be provided by such Lender.

2.2      SWING LOAN COMMITMENT.

(a)                   Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Effective Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this Section 2.2, such sums as are requested by the Borrower for the purposes set forth in Section 8.5 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided  that in all events (i) no Potential Default or Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the aggregate Commitment Amount or (B) the Borrowing Base Availability, or cause a violation of the covenants set forth in Section 8.15(d).  Notwithstanding anything to the contrary contained in this Section 2.2, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with Section 2.15(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 3.1 have been satisfied on the date of such funding.  The Swing Loan Lender may assume that the conditions in Section 3.1 have been satisfied unless Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by Section 2.2(d)  below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.  A Swing Loan may not be refinanced with another Swing Loan.

(b)                  The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit E-2  hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loans shall be made in Dollars.  The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the funding of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Loan Account reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Loan Account shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Loan Account shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)                   The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender an Application for Payment executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested funding date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  Each such Application for Payment shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the funding date.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin.  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d)                  The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to Section 2.1  in an amount equal to such Lender’s Pro Rata Share of the amount of the Swing Loan outstanding on the date such notice is given.  In the event that the Borrower does not notify the Administrative Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the funding date with respect to such Swing Loan, Administrative Agent shall notify the Lenders that such Loan shall be a Loan bearing interest by reference to the LIBO Rate with a Fixed Rate Period of one (1) month, provided that the making of such Loan bearing interest by reference to the LIBO Rate will not be in contravention of any other provision of this Agreement, or if the making of a Loan bearing interest by reference to the LIBO Rate would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Loan bearing interest by reference to the Base Rate.  The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Administrative Agent for the benefit of the Swing Loan Lender pursuant to this Section 2.2(d) shall be considered a Revolving Credit Loan pursuant to Section 2.1.  Unless any of the events described in paragraph (h), (i) or (j) of Section 10.1 shall have occurred (in which event the procedures of Section 2.2(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Administrative Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)                   If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to Section 2.2(d), each Lender will, on the date such Revolving Credit Loan pursuant to Section 2.2(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Pro Rata Share of such Swing Loan.  Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)                   Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)                  Each Lender’s obligation to fund a Loan as provided in Section 2.2(d) or to purchase participation interests pursuant to Section 2.2(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Potential Default or a Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, any Guarantor or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Administrative Agent and Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non purchasing Lender, thereby making such Lender a Defaulting Lender.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

2.3       LOAN FEES.

(a)                Unused Fee.  During the period from the Effective Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee.  The unused facility fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans during such quarter to (b) the total Commitment Amount, and if such ratio is less than fifty percent (50%), the unused facility fee shall be payable at the rate of 0.30% multiplied by the unused portion of the total Commitment Amount, and if such ratio is equal to or greater than fifty percent (50%), the unused facility fee shall be payable at the rate of 0.20% multiplied by the unused portion of the total Commitment Amount.  Such fees shall be computed on the basis of the actual number of days elapsed in the period during which such fees accrue and a year of three hundred sixty (360) days and payable quarterly in arrears, commencing March 1, 2013, on the first day of each June, September, December and March thereafter during the term of this Agreement and on the Maturity Date.

(b)               Extension Fee.  If, pursuant to Section 2.7(b)(i), the Borrower exercises its right to extend the Initial Maturity Date, the Borrower agrees to pay to the Administrative Agent for the pro rata account of each Lender in connection with such exercise an extension fee equal to 20 basis points (0.20%) of the amount of such Lender’s Commitment Amount at the time of such extension.  If, pursuant to Section 2.7(b)(ii), the Borrower exercises its right to extend the then effective Extended Maturity Date, the Borrower agrees to pay to the Administrative Agent for the pro rata account of each Lender in connection with such exercise an extension fee equal to 30 basis points (0.30%) of the amount of such Lender’s Commitment Amount at the time of such extension.  Such fees shall be paid to the Administrative Agent as a condition to such extension.

(c)                Agent and Arranger Fees.   The Borrower agrees to pay to KeyBank, Administrative Agent and Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided in the Fee Letter.  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

2.4    LOAN DOCUMENTS.  Borrower and Guarantor shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B  as Loan Documents.

2.5       INTENTIONALLY OMITTED

2.6       LETTERS OF CREDIT.

(a)                Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit K  hereto (a “Letter of Credit Request”) to the Issuing Lender, provided  that (i) no Potential Default or Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the total Commitment Amount, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of the total Commitment Amount or the Borrowing Base

Availability or cause a violation of the covenants set forth in Sections 8.15(d), (v) the conditions set forth in Section 3.1 shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Notwithstanding anything to the contrary contained in this Section 2.6, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with Section 2.15(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in Section 3.1 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Requisite Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Administrative Agent and Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Maturity Date).  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the total Commitment Amount as a Revolving Credit Loan.

(b)               Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer or chief accounting officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit L  attached hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided  that in the event of any conflict, the terms of this Agreement shall control.

(c)                The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to Section 2.6(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)               Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective

Pro Rata Share of the amount of such Letter of Credit.  No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)                Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate per annum equal to one-eighth of one percent (0.125%) per annum (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin for a Loan bearing interest by reference to the LIBO Rate on the amount available to be drawn under such Letter of Credit.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f)                In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Loan bearing interest by reference to the Base Rate under this Agreement (the Borrower being deemed to have requested a Revolving Credit Loan bearing interest by reference to the Base Rate on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Loan bearing interest by reference to the Base Rate under this Agreement) and the Administrative Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Pro Rata Share of such Letter of Credit (to the extent of the amount drawn).  The Borrower further hereby irrevocably authorizes and directs Administrative Agent to notify the Lenders of the Borrower’s intent to convert such Loan bearing interest by reference to the Base Rate to a Loan bearing interest by reference to the LIBO Rate with a Fixed Rate Period of one (1) month on the third (3rd) Business Day following the funding by the Lenders of their advance under this Section 2.6(f), provided that the making of such Loan bearing interest by reference to the LIBO Rate shall not be a contravention of any provision of this Agreement.  If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Administrative Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Administrative Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Administrative Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this Section 2.6(f)  until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in Section 10.7.  The failure of any Lender to make funds available to the Administrative Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent pursuant to this Section 2.6(f).

(g)               If after the issuance of a Letter of Credit pursuant to Section 2.6(c)  by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to Section 2.6(f)  was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Pro Rata Share of the amount of such Letter of Credit.  Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)               Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)                 The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)                 The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Administrative Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Administrative Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Administrative Agent, Issuing Lender or the Lenders hereunder.

In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Administrative Agent, Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put Administrative Agent, Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

2.7       MATURITY DATE.

(a)                In General.  All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date.  All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

(b)               Extension Option.

(i)                 Borrower shall have the option (each option pursuant to this Section 2.7(b), the “Extension Option”) to extend the term of the Facility from the Initial Maturity Date to December 21, 2016 (the “Extended Maturity Date”) upon satisfaction of each of the following conditions precedent with respect thereto:

(A)             Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Extension Option not more than ninety (90) days but not less than thirty (30) days prior to the Initial Maturity Date;

(B)              As of the date of Borrower’s delivery of notice of its request to exercise the Extension Option, and as of the Initial Maturity Date, all of Borrower’s and Guarantor’s representations and warranties in the Loan Documents shall be true and correct in all material respects except to the extent that any such representation or warranty relates to a specific earlier date and no Default or Potential Default shall have occurred and be continuing and Borrower and Guarantor shall so certify in writing;

(C)              At Requisite Lenders’ option, Administrative Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of the Mortgaged Properties and determined the current Appraised Value of the Mortgaged Properties;

(D)             The Borrower and the Guarantors shall execute and deliver to Administrative Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Administrative Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

(E)              Borrower and Guarantor shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the Extension Option; and

(F)               As a condition to such extension, Borrower shall pay to Administrative Agent, for the account of the Lenders, an extension fee pursuant to Section 2.3(b)  hereof, together with all reasonable costs and expenses incurred by or on behalf of Administrative Agent in connection with the extension, it being agreed that such payment may be made pursuant to an advance under the Facility.

(ii)   Extended Maturity Date.   In the event that the Initial Maturity Date shall have been extended as provided in Section 2.7(b)(i), Borrower shall have the option to extend the term of the Facility from the Extended Maturity Date of December 21, 2016 to December 21, 2017 (which date shall then become the “Extended Maturity Date”) upon satisfaction of each of the following conditions precedent with respect thereto:

(A)             Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Extension Option not more than ninety (90) days but not less than thirty (30) days prior to the then effective Maturity Date;

(B)              As of the date of Borrower’s delivery of notice of its request to exercise the Extension Option, and as of the then effective Maturity Date, all of Borrower’s and Guarantor’s representations and warranties in the Loan Documents shall be true and correct in all material respects except to the extent that any such representation or warranty relates to a specific earlier date and no Default or Potential Default shall have occurred and be continuing and Borrower and Guarantor shall so certify in writing;

(C)              At Requisite Lenders’ option, Administrative Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of the Mortgaged Properties and determined the current Appraised Value of the Mortgaged Properties;

(D)             The Borrower and the Guarantors shall execute and deliver to Administrative Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Administrative Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

(E)              Borrower and Guarantor shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the Extension Option; and

(F)               As a condition to such extension, Borrower shall pay to Administrative Agent, for the account of the Lenders, an extension fee pursuant to Section 2.3(b)  hereof, together with all reasonable costs and expenses incurred by or on behalf of

Administrative Agent in connection with the extension, it being agreed that such payment may be made pursuant to an advance under the Facility.

(c)                No Obligation to Extend.  Notwithstanding Borrower’s right to extend the Initial Maturity Date of the Facility as set forth hereinabove, Borrower hereby agrees that Lenders shall have no commitment or obligation to extend the Initial Maturity Date, unless each of the conditions set forth in Section 2.7(b)(i)  or (ii), as applicable, above shall have been satisfied.

2.8       INTEREST ON THE FACILITY.

(a)                Interest Payments.  Interest accrued on the outstanding principal balance of the Facility shall be due and payable, in the manner provided in Section 2.9, on the first day of each month commencing with the first month after the Effective Date.

(b)               Default Interest.  Notwithstanding the rates of interest specified in Section 2.8(e)  below and the payment dates specified in Section 2.8(a), at Requisite Lenders’ discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Facility then outstanding and, to the extent permitted by applicable law, any interest payments on the Facility not paid when due, shall bear interest payable upon demand at the Alternate Rate, and the Letter of Credit fee payable pursuant to Section 2.6(e) shall be increased to a rate equal to four percent (4%) above the Letter of Credit fee that would otherwise be applicable at such time.  All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c)                Late Fee.  Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement.  Such costs include, without limitation, processing and accounting charges.  Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Facility on the Maturity Date or on any earlier date pursuant to an acceleration of any of the Loans), unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within ten (10) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment.  Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment.  Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient.  Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document.  Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d)               Computation of Interest.  Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Facility outstanding from time to time.  In computing interest on the Facility, the date of the making of a disbursement under the Facility shall be included and the date of payment shall be excluded.  Notwithstanding any provision in this Section 2.8, interest in respect of the Facility shall not exceed the maximum rate permitted by applicable law.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower and Lenders with respect to the Facility are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lenders or charged by Lenders for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Facility would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Notes by the holder thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election or deemed election by Lenders, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower).  The terms and provisions of this Section 2.8(d)  shall control and supersede every other provision of the Loan Documents.  If at any time the laws of the United States of America permit Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

(e)                Effective Rate.  The “Effective Rate” upon which interest shall be calculated for the Facility shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i)                 Provided no Default exists under this Agreement:

(A)             for those portions of the principal balance of the Notes (including the Swing Loan Note) which are not Fixed Rate Portions, the Effective Rate shall be the Base Rate plus the Base Rate Margin.

(B)              for those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to

Administrative Agent, or, if in Administrative Agent’s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower or the Fixed Rate will not accurately and fairly reflect the cost of the Lender’s making or maintaining Loans at the Fixed Rate, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Base Rate plus the Base Rate Margin.

(ii)               During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the date on which any collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent, if required hereunder (whether or not the sums owing under the Notes become due and payable by acceleration); or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Facility shall be the Alternate Rate.

(f)                Selection of Fixed Rate.  Provided no Default or Potential Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than eight (8) Fixed Rates:

(i)                 Borrower shall deliver to 4910 Tiedeman Road, Brooklyn, Ohio 44144 or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 12:00 P.M. (Cleveland, Ohio time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion.  Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of any of Rich Smith, Ryan Moore, Jeff Brown, Francine Glandt or Joseph Fleming, or any of such other person holding the respective offices of Chief Financial Officer, Chief Accounting Officer, Vice President of Finance or Director of Finance as Borrower’s duly authorized agents, or such additional authorized agents as Borrower shall designate in writing to Administrative Agent (such persons are collectively referred to as the “Authorized Officers”).  Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii)               Borrower may elect (A) to convert Base Rate advances to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, or (C) to convert a matured Fixed Rate Portion into a Base Rate advance, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount.  The conversion of a matured Fixed Rate Portion back to a Base Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion.  Each Fixed Rate Notice shall specify (X) the amount of the Fixed Rate Portion, (Y) the Fixed Rate Period, and (Z) the Fixed Rate Commencement Date.

(iii)             Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period.  Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error.  Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.

(iv)             If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion or into a Base Rate advance in accordance with this Section 2.8(f), such Fixed Rate Portion shall be automatically converted to a Fixed Rate Portion with a Fixed Rate Period of one (1) month upon the expiration of the Fixed Rate Period applicable to such Fixed Rate.

(g)               Fixed Rate Taxes, Regulatory Costs and Reserve Percentages.  Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate.  Administrative Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given.

(h)               Fixed Rate Price Adjustment.  Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise prior to the expiration of the applicable Fixed Rate Period for such Fixed Rate Portion (“Price Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date.  The present value shall be calculated by using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

(i)                    Purchase, Sale and Matching of Funds.  Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment.

Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

2.9       PAYMENTS.

(a)                Manner and Time of Payment.  All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 2:00 P.M. (Cleveland, Ohio time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.  The Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.

(b)               Payments on Non-Business Days.  Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c)                Voluntary Prepayment.  Borrower may, upon not less than two (2) Business Days’ prior written notice to Administrative Agent not later than 2:00 P.M. (Cleveland, Ohio time) on the date given, at any time and from time to time, prepay all or any portion of the Facility without penalty, except as otherwise expressly set forth in this Section 2.9(c).  Each partial prepayment of the Loans shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and any amounts due pursuant to Section 2.8(h).  Each partial payment under Section 2.9 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower and then to the principal of Revolving Credit Loans (and with respect to each of Loans, first to the principal of Base Rate advances, and then to the principal of Fixed Rate advances).  Any notice of prepayment given to Administrative Agent under this Section 2.9(c)  shall specify the date of prepayment and the principal amount of the prepayment.  In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof.  No prior notice shall be required for prepayment of any Swing Loan.

(d)               Mandatory Prepayments.  If at any time the aggregate principal amount of all advances outstanding under the Facility and Letter of Credit Liabilities exceeds the aggregate amount of the Commitment Amounts or the Borrowing Base Availability, then the Borrower shall deliver to the Administrative Agent such excess, by repaying an appropriate amount of the Facility within five (5) Business Days’ of such event.  The amount of any Swing Loans shall be paid solely to the Swing Loan Lender.  In the event there shall have occurred a casualty with respect to any Mortgaged Property and the Borrower is required to repay the Loans pursuant to a Mortgage or Section 5.1 or a Taking and the Borrower is required to repay the Loans pursuant to a Mortgage or Section 5.1, the Borrower shall prepay the Loans within one (1) Business Day of the date of receipt by the Borrower or the Administrative Agent of any

Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, in the amount required pursuant to the relevant provisions of Section 5.1 or such Mortgage.

2.10      [INTENTIONALLY OMITTED].

2.11   LENDERS’ ACCOUNTING.  Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Facility owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender.  Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.12     AMOUNT LIMITATIONS.   Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any advance if, immediately after the making of such advance the aggregate principal amount of all outstanding advances under the Facility, and its participation in Swing Loans or Letters of Credit would exceed the aggregate Commitment Amount.

2.13     OBLIGATIONS ABSOLUTE.  The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided  that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Potential Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.14     INCREASE IN TOTAL COMMITMENT.

(a)                Provided that no Potential Default or Default has occurred and is continuing, subject to the terms and conditions set forth in this Section 2.13, the Borrower shall have the option at any time and from time to time before the Maturity Date to request an increase in the total Commitment Amount to not more than $250,000,000.00 by giving written notice to the Administrative Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00 and increments of $1,000,000.00 in excess thereof.  Upon receipt of any Increase Notice, the Administrative Agent shall consult with the Arranger and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Commitment Amount in connection with such increase.  If the Borrower agrees to pay the facility fees so determined, the Administrative Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the total Commitment Amount and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Commitment Amount upon such terms shall provide Administrative Agent with a written commitment letter specifying the amount of the additional Commitment Amount which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Administrative Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Administrative Agent and the Arranger shall determine in their sole discretion.  If the additional Commitment Amounts so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Administrative Agent, Arranger, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Administrative Agent, Arranger, and the Borrower) to become a Lender and provide an additional Commitment Amount.  The Administrative Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment Amount to be provided by each Lender and the revised Pro Rata Shares which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment Amount.

(b)               On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Pro Rata Share (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans.  The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted.  On any Commitment Increase Date, those Lenders whose Pro Rata Share is increasing shall advance the funds to the Administrative Agent and the funds so advanced shall be distributed among the Lenders whose Pro Rata Share is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.  The funds so advanced shall be Loans bearing interest by reference to the Base Rate until converted to Loans bearing interest by reference to the LIBO Rate which are allocated among all Lenders based on their Pro Rata Shares.

(c)                Upon the effective date of each increase in the total Commitment Amount pursuant to this Section 2.13, (i) the Administrative Agent may unilaterally revise Schedule 1.1  to reflect the name and address, Commitment Amount and Pro Rata Share of each Lender following such increase and the Borrower shall execute and deliver to the Administrative Agent new Revolving Credit Notes for each Lender whose Commitment Amount has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment Amount, (ii) the Swing Loan Commitment shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new total Commitment Amount and (B) the Commitment Amount of the Swing Loan Lender, and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of the Swing Loan Note shall equal the Swing Loan Commitment, and (iii) the Letter of Credit Sublimit shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new total Commitment Amount and (B) the Commitment Amount of the Issuing Lender.  The Administrative Agent shall deliver such replacement Revolving Credit Note to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders.  Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes.  In connection with the issuance of any new Revolving Credit Note pursuant to this Section 2.13(c), at the option of Administrative Agent, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement.  The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.

(d)               Notwithstanding anything to the contrary contained herein, the obligation of the Administrative Agent and the Lenders to increase the total Commitment Amount pursuant to this Section 2.13  shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the total Commitment Amount:

(i)                 Payment of Activation Fee.  The Borrower shall pay (A) to the Administrative Agent and the Arranger those fees described in and contemplated by the Fee Letter with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment Amount may require to increase the aggregate Commitment Amount, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arranger shall pay to the Lenders acquiring the increased Commitment Amount certain fees pursuant to their separate agreement; and

(ii)               No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the total Commitment Amount is increased, there shall exist no Default or Potential Default; and

(iii)             Representations True.  The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the total Commitment Amount is increased, both immediately before and after the total Commitment Amount is increased; and

(iv)             Additional Documents and Expenses.  The Borrower and the Guarantors shall execute and deliver to Administrative Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Administrative Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase;

(v)               Other.  The Borrower shall satisfy such other conditions to such increase as Administrative Agent may require in its reasonable discretion.

2.15     DEFAULTING LENDERS.

(a)                If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Requisite Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in Section 2.14(d).

(b)               Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitment of the other Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower (so long as no Default or Potential Default exists) or the Requisite Lenders may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.13(c)  for the purchase price provided for below.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in Section 13.13(c) have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to Section 2.14(d).

(c)                During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.6(g) or Swing Loans pursuant to Section 2.2(e)) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Potential Default exists, (ii) the conditions set forth in Section 3.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Commitment Amount of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Pro Rata Share of outstanding Letter of Credit Liabilities and Swing Loans.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-

Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)               Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 13.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Potential Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Administrative Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Potential Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in Section 3.1, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Pro Rata Shares without regard to Section 2.14(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.14(c)  shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)                Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, the Borrower shall deliver to the Administrative Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to Section 2.2(a), Section 2.6(a) and Section 2.14(c)) on terms satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share in accordance with their respective Pro Rata Share of outstanding Letter of Credit Liabilities and Swing Loans.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Administrative Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s Pro Rata Share of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)                (i)     Each Lender that is a Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to Section 2.3(a) for any period during which that Lender is a Defaulting Lender.

(ii)               Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to Section 2.6(e) for any period during which that Lender is a Defaulting Lender.

(iii)             With respect to any facility unused fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.14(c), (y) pay to the Issuing Lender and Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)               If the Borrower (so long as no Default or Potential Default exists) and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to Section 2.14(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3.  DISBURSEMENT

3.1      CONDITIONS PRECEDENT TO ADVANCES.  Administrative Agent’s and Lenders’ obligation to make any advances or issue any Letter of Credit or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent (in addition to those set forth in Exhibit C and in any other applicable provision hereof):

(a)                There shall exist no Default or Potential Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or event, omission or failure of condition which would constitute a Default after notice, lapse of time, or both; and

(b)               Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials required or reasonably requested by Administrative Agent or any Lender under the terms of this Agreement or any of the other Loan Documents, including, without limitation, delivery of the Notes executed by the Borrower and payable to each Lender, as the case may be;

(c)                [Reserved];

(d)               All representations and warranties of Borrower and Guarantor under the Loan Documents shall be true and correct in all material respects;

(e)                The Borrower shall have paid to KeyBank the fees payable pursuant to the Fee Letter;

(f)                There has been no material adverse change in the financial condition of any Related Party, Subsidiary or the Real Estate Assets in the aggregate since the dates of the financial statements furnished to Administrative Agent in connection with the closing of the Facility and, except as otherwise disclosed to Administrative Agent in writing, no Related Party has entered into any material transaction which is not disclosed in such financial statements or in filings with the Securities and Exchange Commission, if applicable;

(g)               At such times as Administrative Agent shall determine in its discretion prior to each funding, to the extent available under applicable law and to the extent Administrative Agent determines that the Title Policy may not insure the priority of the Lenders with respect to such funding, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Administrative Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding (provided  that the amount of coverage under an individual Title Policy for an individual Mortgaged Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Administrative Agent may reasonably require (which evidence may include, without limitation, an affidavit from the

Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).

(h)               As a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Administrative Agent for the account of the applicable recording office any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Administrative Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Mortgaged Properties are located, and deliver to the Administrative Agent such affidavits or other information which the Administrative Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on Mortgaged Property located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower.  The provisions of this Section 3.1(h) shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including without limitation Section 13.1 hereof.

3.2     DISBURSEMENT AUTHORIZATION.  The proceeds of the Facility, when qualified for disbursement, shall be disbursed to or for the benefit or account of Borrower under the terms of this Agreement.  Disbursements hereunder may be made by Administrative Agent upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower’s revocation of such authority is received by Administrative Agent.

3.3      LOAN DISBURSEMENTS.  Subject to the conditions set forth in Section 3.1, the proceeds of the Facility shall be disbursed in accordance with the terms and conditions of Exhibit C.  All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purposes for which the funds have been disbursed.  Administrative Agent and Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements.

3.4   FUNDS TRANSFER DISBURSEMENTS.  Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Facility as requested by an Authorized Officer of the Borrower to any of the accounts designated in Exhibit G.  Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower.  Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower.  If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower.  Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.

Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would:  (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable on a reasonable basis to Administrative Agent or prohibited by Governmental Authority; (iii) cause Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (iii) otherwise cause Administrative Agent to violate any applicable law or regulation.

Administrative Agent shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or Borrower knew or should have known the likelihood of these damages in any situation.  Administrative Agent makes no representations or warranties other than those expressly made in this Agreement.

 Article 4. INSPECTIONS

Administrative Agent shall have the right to enter upon any Real Estate Asset at all reasonable times and with reasonable prior written notice prior to a Default and with commercially reasonable steps taken to minimize hindrance or disruption to tenants or violation of their lease rights to inspect the Real Estate Asset.  Any such inspection by Administrative Agent is solely to determine whether Borrower is properly discharging its obligations under the Loan Documents and may not be relied upon by Borrower, Guarantor or by any third party as a representation or warranty of compliance with this Agreement or any other agreement.

Article 5.  INSURANCE; CONDEMNATION

5.1        INSURANCE; CONDEMNATION

(a)             The Borrower and each Subsidiary Guarantor will, at its expense, procure and maintain for the benefit of the Borrower, each such Subsidiary Guarantor and the Administrative Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Administrative Agent, providing the following types of insurance covering each Mortgaged Property:

(i)                 “Cause of Loss-Special Form” property insurance (including broad form flood, broad form earthquake, coverage from loss or damage arising from acts of terrorism, and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrower and its Subsidiaries in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and its Subsidiaries or such other amount as the Administrative Agent may approve, with deductibles not to exceed $10,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Administrative Agent, a contingent liability from operation of building laws endorsement in such amounts as the Administrative Agent may require.  Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and its Subsidiaries without deduction for physical depreciation thereof;

(ii)               During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii)             Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv)             Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Mortgaged Property for a twelve (12) month period;

(v)               Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Administrative Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Mortgaged Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage and medical payments;

(vi)             During the course of construction or repair of any improvements on the Mortgaged Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii)           Employer’s liability insurance with respect to the Borrower’s employees (or if the Borrower have no employees, with respect to the employees of the managers under the Management Agreements);

(viii)         Umbrella liability insurance with limits of not less than $25,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy;

(ix)             Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Mortgaged Property with limits as required by applicable law (or if Borrower have no employees, for all employees of the managers under the Management Agreements); and

(x)               Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Administrative Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.

The Borrower shall pay all premiums on insurance policies.  The insurance policies with respect to all Mortgaged Property provided for in clauses (v), (vi) and (viii) above shall name the Administrative Agent and each Lender as an additional insured and shall contain a severability endorsement.  The insurance policies provided for in clauses (i), (ii), (iii), (iv) and (vi) above shall name the Administrative Agent as mortgagee and loss payee, shall be first payable in case of loss to the Administrative Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Administrative Agent.  The Borrower shall deliver certificates of insurance evidencing all such policies to the Administrative Agent, and the Borrower shall promptly furnish to the Administrative Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  Borrower shall provide to Administrative Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrower.  Not less than fifteen (15) days prior to the expiration date of the policies, as the same may be reduced by Administrative Agent, the Borrower shall deliver to the Administrative Agent evidence of continued coverage, as may be satisfactory to the Administrative Agent, and within five (5) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(b)   All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Real Estate for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Real Estate or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Administrative Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Administrative Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Mortgaged Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Administrative Agent by certified or registered mail; provided, however, that only ten (10) days prior written notice to Administrative Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium, and (v) that the Administrative Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c)    The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Mortgaged Property, provided  that such blanket policy or policies comply with all of the terms and provisions of this Section 5.1, including, without limitation, the Administrative Agent’s determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d)   All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Real Estate is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X”.

(e)    Neither the Borrower nor any Subsidiary shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this Article 5.

(f)    In the event of any loss or damage to or Taking of any Mortgaged Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Administrative Agent.  Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Administrative Agent, at the Administrative Agent’s option and in the Administrative Agent’s sole discretion or at the request of the Requisite Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or with respect to any Taking, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Administrative Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Default or Potential Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $250,000.00 so long as no Default or Potential Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim.  The Borrower and each Guarantor further authorize the Administrative Agent, at the Administrative

Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Administrative Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Administrative Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Mortgaged Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Mortgaged Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Potential Defaults exist or are continuing under this Agreement on the date of such payment to the Borrower.

(g)   Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Administrative Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Administrative Agent may prescribe in the Administrative Agent’s discretion for the disbursement of the proceeds, provided  that (i) the cost of such reconstruction or repair is not estimated by the Administrative Agent to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Administrative Agent), (ii) no Default or Potential Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Administrative Agent additional cash security in an amount equal to the amount reasonably estimated by the Administrative Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Administrative Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Mortgaged Property will provide the Administrative Agent with adequate security for the Obligations (provided  that the Administrative Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower or such Guarantor shall have delivered to the Administrative Agent written agreements binding upon the Major Tenants and not less than fifty  percent (50%) of the remaining tenants or other parties having present or future rights to possession of any portion of the affected Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof (determined by reference to those tenants that are not Major Tenants and that in the aggregate occupy or have rights to occupy not less than fifty percent (50%) of the net rentable area of the Building so damaged, excluding the portion leased by the Major Tenants), agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Administrative Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Administrative Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty (unless such rights to do so are waived then) or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion of expiration of any rental loss insurance coverage, (vi) the Administrative Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the

Administrative Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Administrative Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Administrative Agent, and (ix) with respect to any Taking, Administrative Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a ten percent (10%) reduction in occupancy or rental income from the Mortgaged Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a ten percent (10%) reduction in occupancy or in rental income from all of the Mortgaged Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred (provided that in no event shall any such reduction result in a violation of Section 8.15(d)  on a pro forma basis after giving effect to such reduction).  Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Potential Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer.  Any excess Condemnation Proceeds shall be applied to the payment of the Obligations.  In no event shall the provisions of this section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Administrative Agent upon the occurrence of a Default hereunder.  If the Mortgaged Property is sold or the Mortgaged Property is acquired by the Administrative Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Mortgaged Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to the sale or acquisition shall pass to the Administrative Agent or any other successor in interest to the Borrower or purchaser of the Mortgaged Property.

(h)   The Borrower shall, and shall cause each other Related Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses, including terrorism insurance in such amounts as is customarily maintained by similar businesses, or, if more restrictive, as may be required by Requirements of Law.  The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

article 6.  REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

6.1    AUTHORITY/ENFORCEABILITY.  Each Related Party and Subsidiary is in material compliance with all Requirements of Law applicable to its respective organization,

existence and transaction of business and have all necessary rights and powers to operate their business as contemplated by the Loan Documents.

6.2     BINDING OBLIGATIONS.  Borrower and Guarantor are authorized to execute, deliver and perform their respective obligations under the Loan Documents, and such obligations shall be valid and binding obligations of such party.

6.3   FORMATION AND ORGANIZATIONAL DOCUMENTS.  Borrower has delivered to Administrative Agent all formation and organizational documents of each Related Party, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent.  Borrower shall promptly provide Administrative Agent with copies of any amendments or modifications of such formation or organizational documents.

6.4     NO VIOLATION.  Neither Borrower’s nor any Guarantor’s execution, delivery, and performance under the Loan Documents: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Requirements of Law applicable to any Related Party, or the Real Estate Assets or any other statute, law, regulation or ordinance or any order or ruling of any court or Governmental Authority; (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which any Related Party, Subsidiary or the Real Estate Assets are bound or regulated; or (d) violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

6.5     COMPLIANCE WITH LAWS.  Each Related Party and Subsidiary has, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Real Estate Assets except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and shall maintain compliance with all Requirements of Law applicable to the Real Estate Assets and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.6      LITIGATION.  Except as disclosed on Schedule 6.6  attached hereto, there are no claims, actions, suits, or proceedings pending, or to their knowledge threatened, against any Related Party, any Subsidiary or affecting the Real Estate Assets which, when considered individually or taken in the aggregate, would be reasonably likely to have a Material Adverse Effect or cause a Default.

6.7      FINANCIAL CONDITION.  All financial statements and information heretofore and hereafter delivered to Administrative Agent by Borrower, including, without limitation, information relating to the financial condition of each Related Party and/or the Real Estate Assets, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with GAAP.  Borrower acknowledges and agrees that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any Loan Party, the Collateral or any Real Estate Asset, including, without limitation, credit reports.

6.8    NO MATERIAL ADVERSE CHANGE.  There has been no material adverse change in the financial condition of any Related Party, Subsidiary or the Real Estate Assets since the dates of the financial statements furnished to Administrative Agent in connection with the closing of the Facility and, except as otherwise disclosed to Administrative Agent in writing, no Related Party has entered into any material transaction which is not disclosed in such financial statements or in filings with the Securities and Exchange Commission, if applicable.

6.9    ACCURACY.  All reports, documents, instruments, information and forms of evidence delivered by Borrower to Administrative Agent concerning the Loan Parties, the Facility or required by the Loan Documents are accurate, correct and complete in all material respects to give Administrative Agent and Lenders true and accurate knowledge of their subject matter, and do not contain any material misrepresentation or omission.

6.10   TAX LIABILITY.  Each Related Party and Subsidiary has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable and not yet delinquent, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.  None of the United States income tax returns of any Related Party or Subsidiary are under audit (except as otherwise disclosed to Administrative Agent in writing on any subsequent date on which such representation is made).  No tax liens (except for regular, recurring liens for property taxes and assessments due but not yet delinquent) have been filed with respect to any such taxes.  All charges, accruals and reserves on the books of each Related Party and Subsidiary in respect of any taxes or other governmental charges are in accordance with GAAP.

6.11     TITLE TO ASSETS; NO LIENS AND INDEBTEDNESS.  Borrower has good and indefeasible title to all of the interests in the entities identified as Subsidiaries listed on Exhibit A, free and clear of all liens and encumbrances.  Each Subsidiary has good and indefeasible title to its respective Real Estate Asset as identified on Exhibit A, free and clear of all liens and encumbrances except Permitted Liens and such exceptions to matters of title and survey as would not, individually or in the aggregate, have a Material Adverse Effect.  Other than the Total Indebtedness hereunder and as set forth on Schedule 6.11, as amended from time to time and disclosed to Administrative Agent, none of Borrower, Guarantor, Property Owners or other Subsidiaries has any Total Indebtedness.  Except as otherwise disclosed to Administrative Agent in writing, Borrower, Guarantor, Property Owners and other Subsidiaries of Borrower have performed and are in compliance in all material respects with all of the terms of such Total Indebtedness and all instruments and agreements relating thereto and no Related Party has received notice of any default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, with respect to any such Total Indebtedness.

6.12    MARGIN STOCK.  No Related Party or Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulations T, U and X, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any such “margin stock.”

6.13     STATE OF FORMATION.  Borrower is a limited partnership formed pursuant to the laws of the State of Delaware.  The federal employment identification number of Borrower is 27-1449019.

6.14   STRUCTURE OF BORROWER AND GUARANTOR.  The ownership structure of the Loan Parties (including the percentage ownership interests) is accurately set forth on Exhibit H-1  attached hereto and made a part hereof.  Exhibit H-2  is a complete and correct list of all Subsidiaries of the Borrower and Guarantor, setting forth for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary, (c) the nature of the ownership interests held by each such Person and (d) the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in such Exhibit (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.

6.15    REIT Status.  PE-ARC qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow PE-ARC to maintain its status as a REIT.  PE-ARC has elected to be treated as a REIT.

6.16       [INTENTIONALLY OMITTED].

6.17    AMERICANS WITH DISABILITIES ACT COMPLIANCE.  Each Real Estate Asset has been and shall be maintained, in accordance and compliance with all of the applicable requirements of the ADA where failure to do so would be reasonably likely to have a Material Adverse Effect.  Borrower shall be responsible for all ADA compliance costs.

6.18    BUSINESS LOAN.  The Facility is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Facility will be used for the personal, family or agricultural purposes of the Borrower.

6.19      TAX SHELTER REGULATIONS.  No Related Party or Subsidiary intends to treat the Facility or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  If any Related Party or Subsidiary to take any action inconsistent with such intention, the Borrower will promptly notify Administrative Agent and each Lender thereof.  If the Borrower so notifies the Administrative Agent and each Lender, the Borrower acknowledges that each Lender may treat its Commitment as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Facility as required by such Treasury Regulation.

6.20    ERISA.  No Related Party or Subsidiary maintains, nor has any such Person at any time maintained, any ERISA Plan.  No Related Party or Subsidiary is, nor has at any time been, a member of any ERISA Group with any Person that has at any time maintained any such ERISA Plan.

6.21    INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY.  No Related Party or other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) Reserved, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

6.22    FULL DISCLOSURE.  Borrower has disclosed to the Administrative Agent in writing any and all facts known to the Borrower which could have an Material Adverse Effect.

6.23    NOT PLAN ASSETS.  None of the assets of any Related Party or Subsidiary constitute, nor will constitute, plan assets, within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA Plan or Non-ERISA Plan.  The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

6.24   MATERIAL AGREEMENTS.  No Related Party or Subsidiary has assumed liability under or is a party to nor is it or any of its property subject to or bound by any forward purchase contract, futures contract, covenant not to compete, unconditional purchase, or other agreement which restricts its ability to conduct its business and, either individually or in the aggregate, has a Material Adverse Effect.

6.25    LEASES.  The Borrower has delivered to the Administrative Agent true copies of the Leases and any amendments thereto relating to each Mortgaged Property and which are required to be delivered as a part of the Eligible Real Estate Qualification Documents prior to the acceptance of such Real Estate Asset as a Mortgaged Property.  An accurate and complete Rent Roll as of the date of inclusion of each Mortgaged Property in the Borrowing Base with respect to all Leases of any portion of the Mortgaged Property has been provided to the Administrative Agent.  The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Mortgaged Property and in the Building relating thereto.  Except as reflected on such Rent Roll or on Schedule 6.25 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits.  Except as set forth in Schedule 6.25, the Leases reflected therein are, as of the date of inclusion of the applicable Mortgaged Property in the Borrowing Base, in full force and effect in accordance with their respective terms, without any payment default (other than as a result of a dispute over any charges assessed within the previous six (6) months) or any other material default by any tenant thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.25, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant.  Except as reflected in Schedule 6.25, no property, other than the Mortgaged Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

6.26     PROPERTY.  Subject to Schedule 6.26 and the property condition reports for the Initial Mortgaged Properties delivered to the Administrative Agent on or before the Effective Date, (i) all of the Mortgaged Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) each Mortgaged Property, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands, (iii) all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Mortgaged Properties are installed to the property lines of the Mortgaged Properties through dedicated public rights of way or through perpetual private easements approved by the Administrative Agent with respect to which the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, (iv) the streets abutting the Mortgaged Properties are dedicated and accepted public roads, to which the Mortgaged Properties have direct access by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Mortgaged Properties have direct access approved by the Administrative Agent and with respect to which the applicable Mortgage creates a valid and enforceable first lien, (v) sufficient private ways providing access to the Mortgaged Properties are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles, (vi) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Mortgaged Property which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent), (vii) each Mortgaged Property is separately assessed for purposes of real estate tax assessment and payment, (viii) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent), (ix) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Mortgaged Property, (x) none of the Mortgaged Property is now damaged as a result of any fire, explosion, accident, flood or other casualty, (xi) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Mortgaged Properties or canceling or threatening to cancel any policy of insurance, and each of the Mortgaged Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xii) no person or entity has any right or option to acquire any Mortgaged Property or any Building thereon or any portion thereof or interest therein, (xiii) neither the Borrower nor any Subsidiary Guarantor is a party to any Management Agreements for any of the Mortgaged Properties that is not subject to a Subordination of Management Agreement, (xiv) to the best knowledge of the Borrower and any Subsidiary Guarantors, there are no material claims or any bases for material claims in respect of any Mortgaged Property or its operation by any party to any service agreement or Management Agreement, and (xv) there are no material agreements not otherwise terminable upon 30 days’ notice pertaining to any Mortgaged Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the Title Policies.

6.27    BROKERS.  None of the Borrower, any Related Party nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

6.28    SOLVENCY.  As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

6.29   NO BANKRUPTCY FILING.  Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

6.30   NO FRAUDULENT INTENT.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

6.31 TRANSACTION IN BEST INTERESTS OF BORROWER AND GUARANTORS; CONSIDERATION.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries.  The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement.  The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

6.32   CONTRIBUTION AGREEMENT.  The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.33   OFAC.  None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons.  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

6.34    GROUND LEASE.

(a)                   Each Ground Lease contains the entire agreement of the Borrower or the Subsidiary Guarantors and the applicable owner of the fee interest in such Mortgaged Property (the “Fee Owner”), pertaining to the Mortgaged Property covered thereby.  The Borrower and the Subsidiary Guarantors have no estate, right, title or interest in or to the Mortgaged Property except under and pursuant to the Ground Lease.  The Borrower has delivered a true and correct copy of the Ground Lease to the Administrative Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Mortgaged Property.

(b)                  The applicable Fee Owner is the exclusive fee simple owner of the Mortgaged Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Mortgaged Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c)                   There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d)                  Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease.  All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and neither Borrower nor any Subsidiary Guarantor is required to pay any deferred or accrued rent after the date hereof under any Ground Lease.  Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e)                   The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Administrative Agent under the Loan Documents.

article 7.  HAZARDOUS MATERIALS

7.1    SPECIAL REPRESENTATIONS AND WARRANTIES.  Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of its knowledge as of the date of this Agreement as follows:

(a)                   Hazardous Materials.  Except as disclosed to Administrative Agent in writing (and with respect to any Mortgaged Property, approved by Administrative Agent in writing), no Real Estate Asset is or and has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”).  “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of use and operation of the Real Estate Assets which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b)                  Hazardous Materials Laws.  Each Real Estate Asset is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et  seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et  seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et  seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et  seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et  seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et  seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et  seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et  seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c)                   Hazardous Materials Claims.  There are no claims or actions (“Hazardous Materials Claims”) pending or, to Borrower’s best knowledge, threatened against Borrower, any Related Party or the Real Estate Assets by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

(d)                  Border Zone Property.  No Real Estate Asset has been designated as Border Zone Property under the provisions of California Health and Safety Code, Sections 25220

et seq. nor has there been any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that could cause such Real Estate Asset or any part thereof to be designated as Border Zone Property.

7.2      HAZARDOUS MATERIALS COVENANTS.  Borrower agrees as follows:

(a)                No Hazardous Activities.  Borrower and Guarantors shall not cause or permit the Real Estate Assets to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)               Compliance.  Borrower and Guarantors shall comply and cause the Real Estate Assets to comply with all Hazardous Materials Laws.

(c)                Notices.  Borrower shall promptly notify Administrative Agent in writing if Borrower becomes aware of: (i) the discovery of any Hazardous Materials on, under or about any Real Estate Asset; (ii) any knowledge by any Related Party that any Real Estate Asset does not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that could cause the Real Estate Asset or any part thereof to be designated as Border Zone Property.

(d)               Remedial Action.  In response to the presence of any Hazardous Materials on, under or about any Real Estate Asset, Borrower shall promptly take, at Borrower’s expense, all remedial action as and to the extent required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

7.3     INSPECTION BY ADMINISTRATIVE AGENT.  Upon reasonable prior notice to Borrower and subject to the rights of tenants under their leases, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Real Estate Assets for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Real Estate Assets.

7.4  HAZARDOUS MATERIALS INDEMNITY.  BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND REASONABLE LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS-MATERIALS IN, ON, UNDER OR ABOUT THE REAL ESTATE ASSETS OR IMPROVEMENTS.  BORROWER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER

WITH INTEREST FROM THE DATE THE TOTAL INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE FACILITY.  BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES.

article 8.  COVENANTS OF BORROWER

8.1     EXPENSES.  Borrower shall immediately pay Administrative Agent upon demand all costs and expenses incurred by (a) Administrative Agent in connection with the preparation of this Agreement and all other Loan Documents contemplated hereby, the interpretation of the Loan Documents, any amendments or waivers thereto and the addition or release of any Mortgaged Properties or Guarantors; and (b) the Administrative Agent and the Lender in connection with the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement and the other Loan Documents.  For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, legal fees and expenses, and the cost to Lenders of any notary fees, and if a Default has occurred or Administrative Agent has reason to believe a Default or Potential Default has occurred, accounting fees and auditor fees.  If any of the services described above are provided by or reviewed by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

8.2   ERISA COMPLIANCE.  Each Loan Party shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of a Loan Party has occurred, Borrower shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

8.3     LEASING.

(a)                   Borrower shall use and shall cause its Subsidiaries to use commercially reasonable efforts to maintain all leasable space in the Real Estate Assets which are not Mortgaged Properties leased at no less than fair market rental rates considering the type, use and location of the leased space and the nature of the tenant.

(b)                  The Borrower and each Guarantor will give notice to the Administrative Agent of any proposed new Lease that would be with a Major Tenant within any Mortgaged Property for the lease of space therein and shall provide to the Administrative Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Administrative Agent may reasonably request.  Neither the Borrower nor any Guarantor will lease all or any portion of a Mortgaged Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or (if Borrower’s or such Guarantor’s consent is required under the terms of such Lease) consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease relating to a Mortgaged Property without the prior written consent of the Administrative Agent; provided, however, with respect to any Lease which is not with a Major Tenant, the Borrower or any Guarantor may enter into any such Lease, or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or granting concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any such Lease, in each case in the ordinary course of business consistent with sound leasing and management practices for similar properties.  To the extent the Administrative Agent’s approval or consent is required pursuant to this Section 8.3, Administrative Agent’s approval shall be deemed granted in the event the Administrative Agent fails to respond to the Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Administrative Agent and Administrative Agent’s counsel the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Administrative Agent does not approve or reject the applicable request within ten (10) Business Days from the date Administrative Agent and Administrative Agent’s counsel receive the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered.  The Borrower or Guarantors shall furnish the Administrative Agent with executed copies of all Leases or amendments thereto hereafter made.  The Borrower or Guarantors shall deliver a Payment Direction Letter (as defined in the Cash Collateral Agreement) to each new tenant of a Lease entered into after the date hereof.

8.4     USE OF PROCEEDS.  Borrower will only use the proceeds of the Facility for the acquisition of necessity-based neighborhood and community shopping centers throughout the continental United States and for general working capital purposes, and for no other purposes.  Borrower may not use any proceeds of the Facility for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulations T, U and X.

8.5    LIENS.  Except those Liens granted to the Administrative Agent by the Pledge Agreement, no Liens shall be permitted upon any direct or indirect ownership interest in any Loan Party.  Except for those Liens granted to the Administrative Agent by the Pledge Agreement, no Loan Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary that owns a Real Estate Asset to: (x) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interest owned by the Borrower or any other Subsidiary of the Borrower, except pursuant to any provisions of any Secured Indebtedness permitted under this Agreement that restrict such payments from the Real Estate Assets securing such indebtedness following a default, event of default or event that commences a sweep of income generated by the Real Estate Assets into a deposit account controlled by the lender under the documentation evidencing such Secured Indebtedness permitted under this Agreement; (y) pay any Total Indebtedness owed to any Lender; or (z) transfer any of its property or assets to Administrative Agent or any Lender.

8.6   OPINION OF LEGAL COUNSEL.  Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (a) upon due authorization, execution as may be specified in the opinion, each of the Loan Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) each Loan Party is duly formed and has all requisite authority to enter into the Loan Documents; and (c) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

8.7   FURTHER ASSURANCES.  Upon Administrative Agent’s request and at Borrower’s sole cost and expense, Borrower and Guarantor shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents.

8.8     ASSIGNMENT.  Without the prior written consent of Lenders, Borrower shall not assign its interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void.  In this regard, Borrower acknowledges that Lenders would not make this Facility except in reliance on Borrower’s expertise, reputation and prior experience in the ownership of commercial real property, and Lenders’ knowledge of Borrower.

8.9  REQUIREMENTS OF LAW.  Each Loan Party shall comply with all Requirements of Law and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

8.10   SPECIAL COVENANTS.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, (a) no Loan Party shall amend or permit the amendment of the organizational documents of any other Loan Party, as applicable, thereof, in each case from the form thereof previously provided to Administrative Agent; (b) no Loan Party shall engage in any transaction with any Affiliate of any Loan Party on terms more favorable to such Affiliate than fair market terms and conditions, except for reimbursement of expenses advanced by any Affiliate of REIT in connection with investments in the REIT; (c) no Property Owner shall engage in any business other than the acquisition, ownership, development, leasing, operation and disposition of the Real Estate Assets owned by such Person and ancillary related purposes; (d) no Loan Party shall directly or indirectly guaranty the obligations of any other person or entity other than Borrower and its Subsidiaries, and no Subsidiary Guarantor shall directly or indirectly guaranty or be liable with respect to the obligations or indebtedness of any other person or entity other than the Obligations of Borrower and Guarantors under the Loan Documents; (e) no Loan Party shall incur any additional indebtedness or other material obligation, other than ordinary course obligations or swap or other transactions (excluding, however, any additional borrowed money) incurred in connection with the Borrower’s permitted scope of business as referred to above; or (f) no Loan Party shall suffer or permit any direct or indirect change in the ownership of Borrower (other than investments in PE-ARC that do not result in a Change of Control).

8.11    LIMITATIONS ON DISTRIBUTIONS, ETC.

(a)                   Following the occurrence and during the continuance of a monetary or other material Default, neither Borrower nor any Guarantor shall repay any principal or interest on any loan or other advance made to Borrower or any Guarantor by any other Related Party, nor shall Borrower or any Guarantor loan or advance any funds to any other Related Party.  Neither Borrower nor any Guarantor shall accept any loans from any Related Party.

(b)                  The Borrower shall not pay any Restricted Payment to the partners, members or other owners of the Borrower, and General Partner and PE-ARC shall not pay any Restricted Payment to their respective partners, members or other owners, during any period of four (4) consecutive calendar quarters to the extent that such Restricted Payment would cause the aggregate Restricted Payments (less any amount of such Restricted Payment constituting Dividend Reinvestment Proceeds) paid or declared during such period to exceed ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided  that the limitations contained in this Section 8.11(b) shall not preclude the Borrower, General Partner or PE-ARC from making Restricted Payments in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of PE-ARC, as evidenced by a certification of the principal financial or accounting officer of PE-ARC containing calculations in detail reasonably satisfactory in form and substance to the Administrative Agent.  Notwithstanding the terms of this Section 8.11(b) (but subject to the terms of Sections 8.11(c) and (d)), the Borrower may, by prior written notice to the Administrative Agent, exceed such ninety-five percent (95%) threshold for one (1) fiscal quarter provided that no Default or Potential Default exists or would occur as a result thereof.

(c)                   If a Default or Potential Default shall have occurred and be continuing, the Borrower shall make no Restricted Payments, and General Partner and PE-ARC shall not pay any Restricted Payment to their respective partners, members or other owners, other than Restricted Payments in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of PE-ARC, as evidenced by a certification of the principal financial or accounting officer of PE-ARC containing calculations in detail reasonably satisfactory in form and substance to the Administrative Agent.

(d)                  Notwithstanding the foregoing, at any time when a Default under Sections 10.1(a), (h), (i)  or (j)  shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower, General Partner nor PE-ARC shall make any Restricted Payments whatsoever, directly or indirectly.

8.12    COMPLIANCE WITH AND AMENDMENT OF CHARTER OR BYLAWS.  Each Loan Party shall (a) comply with the terms of its articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent document, and (b) not amend, supplement, restate or otherwise modify its articles of incorporation, by-laws, operating agreement, partnership agreement or other organizational or constituent document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

8.13    [INTENTIONALLY OMITTED].

8.14   REIT Status.   PE-ARC shall at all times maintain its status as a REIT and will not revoke its election to be treated as a REIT.

8.15  FINANCIAL AND STRUCTURAL COVENANTS.        Borrower hereby covenants and agrees that so long as the Facility remains outstanding:

(a)                   Leverage Ratio.  The Leverage Ratio of Borrower shall not exceed sixty-five percent (65%); provided that no more than one time solely as a result of and immediately following a Material Acquisition, the Leverage Ratio of Borrower may exceed sixty-five percent (65%) but shall not exceed seventy percent (70%) for the two (2) calendar quarters immediately following such Material Acquisition.

(b)                  Fixed Charges Coverage.  The ratio of Adjusted EBITDA of Borrower to Fixed Charges of Borrower shall not be less than 1.50 to 1; provided that no more than one time solely as a result of and immediately following a Material Acquisition, such ratio may be less than 1.50 to 1 but shall not be less than 1.40 to 1 for the two calendar quarters immediately following such Material Acquisition.

(c)                   Minimum Net Worth.  Borrower shall maintain a Minimum Net Worth of not less than the sum of $74,000,000.00 plus  seventy percent (70%) of Net Equity Proceeds.

(d)                  Borrowing Base.  The Borrower shall not at any time permit the outstanding principal balance of the Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base Availability.

(e)                   Minimum Mortgaged Property Requirement.  Beginning on the first date that there are at least four (4) Mortgaged Properties included in the calculation of Borrowing Base Availability with an Appraised Value of not less than $60,000,000.00, the Borrowing Base shall consist of not less than four (4) Mortgaged Properties that are encumbered by Mortgages with an aggregate Appraised Value of not less than $60,000,000.00.

8.16     INDEBTEDNESS.

(a)                No Loan Party will, or will permit any Guarantor or any Subsidiary of the Borrower to, incur, assume or suffer to exist any Unsecured Debt other than the indebtedness under the Existing Credit Agreement in a principal amount not to exceed $10,000,000 (which debt for the purposes of this Agreement shall be considered Unsecured Debt).

(b)               PE-ARC shall be prohibited from (i) owning any assets other than its interest in Borrower, General Partner and minority interests in other Borrower-related investment funds; (ii) incurring any direct debt obligations; and (iii) guaranteeing any indebtedness, other than debt of Borrower or any Subsidiary.

(c)                No Loan Party will, or will permit any Subsidiary of any Loan Party to, incur, assume or suffer to exist any Recourse Indebtedness unless approved in writing by Lender, except Unsecured Debt permitted in Section 8.16(a)(i) above and Secured Recourse Indebtedness as permitted in the following sentence.  No Loan Party will, or will permit any Subsidiary of any

Loan Party to, incur, assume or suffer to exist any Secured Recourse Indebtedness, except up to an aggregate of $25,000,000 of Secured Recourse Indebtedness shall be permitted hereunder provided that each incurrence shall not (A) be greater than seventy percent (70.0%) of the market value of the Real Estate Asset secured thereby based on a third party appraisal, unless approved in writing by the Requisite Lenders, or (B) result in a Default under Section 8.16(a)-(c) above or any other provision of this Agreement.  Except for the debt under the Existing Credit Agreement and the debt under this Agreement, no such Secured Indebtedness shall be secured by a Lien on Equity Interests or any Restricted Payments.  Notwithstanding anything to the contrary contained in this Section 8.16(c), the foregoing limitations on Secured Indebtedness shall not apply to Secured Indebtedness incurred by Borrower under this Agreement and Secured Indebtedness incurred by the Joint Venture or any of its Subsidiaries but shall apply to any guaranty provided by any Loan Party with respect thereto.  From and after such time as Borrower delivers evidence reasonably satisfactory to Administrative Agent that the Gross Asset Value of Borrower is equal or greater than $250,000,000, the foregoing $25,000,000 limit in this Section 8.16(c) shall be modified to be an amount equal to ten percent (10%) of Gross Asset Value of Borrower as determined from time to time.

8.17     [INTENTIONALLY OMITTED.]

8.18     [INTENTIONALLY OMITTED.]

8.19     DISTRIBUTIONS OF INCOME TO BORROWER.

(a)                Unless otherwise restricted by the express terms of the partnership agreement of PECO-ARC Joint Venture, the Borrower shall cause PAI to cause PECO-ARC Joint Venture to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from PECO-ARC Joint Venture’s use, operation, financing, refinancing, sale or other disposition of its assets and properties after (i) the payment by PECO-ARC Joint Venture of its debt service, operating expenses, and capital improvements made in the ordinary course of business consistent with its past practices for such quarter and (ii) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to PECO-ARC Joint Venture’s assets and properties approved by PECO-ARC Joint Venture in the course of its business consistent with its past practices.

(b)               Borrower shall cause each Subsidiary (subject to the terms of any loan documentation evidencing Secured Indebtedness permitted by this Agreement and any organizational documentation related to a joint venture arrangement with any unrelated third party which contains any provision that would prohibit or limit the same) to promptly distribute to Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by Administrative Agent; provided  that any amounts distributable to Borrower as a result of a sale or other disposition of any property or asset of such Subsidiary or the refinancing of any indebtedness relating thereto shall be distributed to Borrower as promptly as possible), whether in the form of dividends, distributions or otherwise, Borrower’s pro rata share as received in cash of all profits, proceeds or other income relating to or arising from such Subsidiary’s use, operation, financing, refinancing, sale or other disposition of its assets and properties after (i) the payment by such Subsidiary of its debt service, operating expenses, capital improvements, leasing commissions and bona fide, arms-length, third-party transaction expenses not paid to an Affiliate for such sale, financing, or other disposition for such quarter and (ii) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

8.20   FEES.  No Loan Party shall pay any management fees, advisory fees or other payments to Advisor or Sub-Advisor in the event that a Potential Default or Default shall have occurred and be continuing.

8.21    MANAGEMENT.  The Borrower shall not and shall not permit any Guarantor to enter into any Management Agreement after the date hereof for any Mortgaged Property without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Administrative Agent’s prior written approval, such approval not to be unreasonably withheld or delayed.  Administrative Agent may condition any approval of a new manager engaged by Borrower or a Subsidiary with respect to a Mortgaged Property upon the execution and delivery to Administrative Agent of a Subordination of Management Agreement.  Borrower shall not and shall not permit any Guaranty or other Subsidiary to increase any management fee payable under a Management Agreement after the date the applicable Real Estate becomes a Mortgaged Property without the prior written consent of the Administrative Agent.

8.22     ADDITIONAL RESTRICTIONS ON INDEBTEDNESS AND LIENS.

(a)                Notwithstanding anything in this Agreement to the contrary, (i) none of the indebtedness included in Total Indebtedness (other than the Obligations) shall have any of the Mortgaged Properties or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, unencumbered asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Borrower, the Guarantors or their respective Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness included in Total Indebtedness (other than Indebtedness to the Lenders arising under the Loan Documents) with respect to which there is a Lien on any Equity Interests, right to receive Restricted Payments or similar right in any Subsidiary Guarantor; and (iii) no Subsidiary of Borrower which directly or indirectly owns a Mortgaged Property shall create, incur, assume, guarantee or be or remain liable, contingently, with respect to any indebtedness included in Total Indebtedness, other than Indebtedness to the Lenders arising under the Loan Documents.

(b)               Notwithstanding anything in this Agreement to the contrary, (i) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien (including without limitation with respect to a Mortgaged Property) other than Liens with respect to a Mortgaged Property permitted pursuant to the applicable Mortgage (or if no Mortgage has yet been delivered, as approved by Administrative Agent in writing) to secure taxes or assessments not yet due and payable or mechanics, construction or materialmen’s Liens which are being contested, provided  that forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, Borrower, Guarantor or Subsidiary either (A) will provide a bond issued by a surety reasonably acceptable to the Administrative Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such tax, assessment, charge, levy or Lien; (ii) PE-ARC and General Partner shall not create or suffer to be created or incurred or to exist any Lien on any of their respective properties or assets or those of the General Partner in the Borrower; and (iii) no Subsidiary of Borrower which indirectly owns a Mortgaged Property shall create or incur or suffer to be created or incurred any Lien other than a Lien in favor of the Administrative Agent for the benefit of the Lenders under the Loan Documents.

8.23   RESTRICTIONS ON INVESTMENTS.  Borrower will not make or permit to exist or to remain outstanding any Investment by Borrower, any Guarantor or any of their respective Subsidiaries except Investments in:

(a)                Cash and Cash Equivalents;

(b)               Investments in Wholly Owned Subsidiaries;

(c)                Investments by Borrower in PECO-ARC Joint Venture;

(d)               Investments in land assets to be developed as a commercial retail center, provided that such Investments shall not in the aggregate exceed five percent (5%) of Gross Asset Value;

(e)                Investments in Mortgage Notes secured by properties (excluding mezzanine loans secured by equity interests in Persons owning properties) that are commercial retail properties, provided that such Investments shall not in the aggregate exceed ten percent (10%) of Gross Asset Value;

(f)                Investments in completed and operational commercial properties that are not commercial retail properties, provided that such Investments shall not in the aggregate exceed five percent (5%) of Gross Asset Value; and

(g)               Investments in Properties Under Development or Redevelopment Properties, provided that such Investments shall not in the aggregate exceed ten percent (10%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrower, Guarantors and their respective Subsidiaries in the Investments described in Section 8.23(d-g)  exceed twenty percent (20%) of Gross Asset Value at any time.

8.24    EQUITY PLEDGES.  Neither General Partner nor PE-ARC will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower or any Guarantor which owns a Mortgaged Property, including, without limitation, any Restricted Payments or rights to Restricted Payments on account thereof.

8.25    MANAGEMENT FEES; ADVISORY FEES.  In the event that a Default shall have occurred and is continuing, Borrower shall not pay, and shall not permit any Guarantor to pay, (a) any management fees or other payments under any Management Agreement for any Mortgaged Property to Borrower, any other manager that is an Affiliate of Borrower or any other manager or (b) any fee or other compensation to Advisor or Sub-Advisor.

8.26   BUSINESS OPERATIONS.  The Borrower and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of retail centers and business activities and investments incidental thereto.

article 9.  REPORTING COVENANTS

9.1    FINANCIAL INFORMATION.      Borrower shall deliver to Administrative Agent as soon as available, but in no event later than sixty (60) days after the end of each of Borrower’s fiscal quarters and one hundred twenty (120) days after Borrower’s fiscal year end and certified as required by Section 9.9  below, current, audited (as to annual financial statements only), consolidated financial statements (including, without limitation, an income and expense statement, a statement of retained earnings (on an annual basis only), statement of cash flow (on an annual basis only), and balance sheet) signed by the chief financial officer of Borrower, together with any other financial information including, without limitation, cash flow projections for the immediately succeeding four (4) fiscal quarters, reasonably requested by Administrative Agent or Lenders for Borrower.

Borrower shall deliver (a) updates to Exhibit H-1  and H-2  together with its quarterly financial information delivered as required above, (b) a statement listing the Real Estate Assets owned by the Loan Parties and their Subsidiaries (or in which the Loan Parties or their Subsidiaries own an Interest) and stating the location thereof, the date acquired and the acquisition cost, (c) a report detailing any Net Equity Proceeds of an Equity Offering, and (iv) all investor reporting.  Borrower shall also deliver to Administrative Agent such quarterly and other financial information regarding any Loan Party as Administrative Agent and the Lenders may reasonably require.  The annual consolidated financial statements shall bear an unqualified opinion of the Borrower’s auditors.  Except as otherwise agreed to by Lenders, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

Notwithstanding the terms of Section 9.1, provided that (a) PE-ARC owns no assets other than its interests in Borrower, Cash and Equivalents (which Cash and Cash Equivalents are held on a short term basis pending distribution to shareholders of PE-ARC or contribution to Borrower), prepaid expenses up to $1,000,000 and intercompany payables, and (b) PE-ARC owns not less than ninety-five percent (95%) of the legal, economic and beneficial interests of Borrower, the financial statements and reporting required pursuant to this Section 9.1 may be provided in the form of the consolidated financial statements and other reporting of PE-ARC instead of the consolidated statements and other reporting of Borrower (but without limitation of any requirement for an audit or certification).

9.2     BOOKS AND RECORDS.  Borrower shall maintain complete books of account and other records for the Real Estate Assets and for disbursement and use of the proceeds of the Facility, and the same shall be available for inspection and copying by Administrative Agent and each Lender upon reasonable prior notice.

9.3      CHANGES IN ORGANIZATIONAL STRUCTURE.  Borrower shall provide to Administrative Agent on a quarterly basis detailed information regarding any material changes in the organizational structure of the Loan Parties which occurred during the preceding quarter and an updated organizational chart, certified as true and correct by Borrower.

9.4       INTENTIONALLY OMITTED.

9.5       INTENTIONALLY OMITTED.

9.6    KNOWLEDGE OF DEFAULT;  ETC.        Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent (i) the occurrence of any Default or Potential Default; (ii) [intentionally omitted]; (iii) [intentionally omitted]; and (iv) any release or threatened release of Hazardous Materials, any violation of Hazardous Materials Laws or similar environmental event with respect to a Real Estate Asset that could become a Disqualifying Environmental Event.  In the case of any Potential Default, such notice shall include, as applicable, the affirmative steps which Borrower has taken or intends to take during the applicable cure period in order to avoid the occurrence of a Default with respect to the subject event, circumstance or condition.

9.7    LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION.  Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat of, any material proceeding against or affecting Borrower, Guarantor or the Real Estate Assets, including any eminent domain or other condemnation proceedings affecting the Real Estate Assets, or (ii) any material development in any proceeding already disclosed, which, in either case, has or could reasonably be expected to result in, a Material Adverse Effect, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

9.8       ENVIRONMENTAL NOTICES.  Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after learning thereof, of any notice required pursuant to Section 7.2(c).

9.9     CERTIFICATE OF BORROWER.         Together with each delivery of any financial statement pursuant to this Article 9, and in any event, no less frequently than quarterly within sixty (60) days after the end of each of Borrower’s fiscal quarters and ninety (90) days after the end of each fiscal year of Borrower, Borrower shall provide the certificate of its chief financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default or a Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

9.10    COVENANT COMPLIANCE CERTIFICATE.  Within sixty (60) days after the close of each of the first, second and third fiscal quarters of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a certificate, in the form of Exhibit I  hereto (the “Compliance Certificate”), executed by the Chief Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower is in compliance with the requirements of Sections 8.11, 8.15, 8.16, and 8.23 and there exists no Default or Potential Default under Section 10.1(p)  hereof on the date of such financial statements and (ii) stating whether any Potential Default or Default exists on the date of such certificate and, if any Potential Default or Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

9.11   RENT ROLL.  Simultaneously with the delivery of the financial statements referred to in Section 9.1, Borrower shall deliver to Administrative Agent, (i) a Rent Roll for each of the Mortgaged Properties and a summary thereof in form satisfactory to Administrative Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Mortgaged Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Mortgaged Properties for each such calendar quarter and year to date and a consolidated operating statement for the Mortgaged Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Administrative Agent), and (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Mortgaged Property during such calendar quarter (including the fourth calendar quarter in each year).

9.12     GROUND LEASE.         The Borrower will promptly notify the Administrative Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease, which default has not been cured within any applicable cure period.  The Borrower will promptly deliver to the Administrative Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.

9.13   ELECTRONIC DELIVERY.  Any material to be delivered pursuant to Sections 9.1, 9.9, 9.10 and 9.11 may be delivered electronically directly to Administrative Agent and the Lenders provided that such material is in a format reasonably acceptable to Administrative Agent, and such material shall be deemed to have been delivered to Administrative Agent and the Lenders upon Administrative Agent’s receipt thereof.  Upon the request of Administrative Agent, the Borrower shall deliver paper copies thereof to Administrative Agent and the Lenders.  The Borrower authorizes Administrative Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Administrative Agent and the Lenders from any liability in connection therewith.

article 10.  DEFAULTS AND REMEDIES

10.1      DEFAULT.  The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a)             Monetary.  Borrower’s failure to pay when due any sums payable under the Notes or any of the other Loan Documents as and when required under this Agreement; provided, however, Borrower shall have a grace period of three (3) Business Days after the date when due within which to cure such failure other than with respect to any sums due and owing under this Agreement on the Maturity Date; or

(b)            Performance of Obligations.  Borrower’s or Guarantor’s failure to perform any obligation other than those in Section 10.1(a)  above under any of the Loan Documents and the continuation of such failure for more than thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower cure such failure and if such default is of a nature that it is not curable within said thirty (30) day period, the defaulting party shall have such additional time period (not to exceed an additional thirty (30) days) (except for a default under Section 10.1(l), where such extension period is not capped) as may be required to effectuate such cure so long as such defaulting party is diligently pursuing said cure; provided, however, if a shorter cure period is provided for the remedy of such failure elsewhere in the Loan Documents, Borrower’s failure to perform will constitute a Default at the end of such specified cure period.  The parties hereby acknowledge and agree that there shall be no right to cure any default under any covenant set forth in Section 8.5; or

(c)             Default in Covenants.  The Borrower shall fail to perform under any covenants set forth in Sections 8.15 or 8.16  hereof or clause (y) of Schedule 12.3 hereto; or

(d)            Litigation.  Borrower or Guarantor shall disavow, revoke or terminate any Loan Document or Contribution Agreement to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note, any other Loan Document or the Contribution Agreement; or

(e)             Liens, Attachment; Condemnation.  (i) The recording of any claim of Lien against any Real Estate Asset and the continuance of such claim of Lien for forty-five (45) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Administrative Agent; or (ii) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any portion of any Real Estate Asset that would be reasonably likely to have a Material Adverse Effect; or (iii) the sequestration or attachment of, or any levy or execution upon any of the Real Estate Assets, any other collateral provided by Borrower under any of the Loan Documents, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of forty-five (45) days or the sale of the assets affected thereby; or

(f)             Judgment.  The entry of a judgment or order for the payment of money (not adequately covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be entered against the Borrower, any Subsidiary of the Borrower, or any other Related Party by any court or other tribunal:

(i)                 which in amount, individually or together with all other such judgments or orders entered against such Person would exceed $5,000,000.00 in the aggregate; or

(ii)               which could otherwise have a Material Adverse Effect;

(g)            Representations and Warranties.  (i) The material breach of any representation or warranty of Borrower or any Guarantor in any of the Loan Documents; (ii) any material adverse change in the financial condition of Borrower or any Guarantor, and the continuation of such breach for more than thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower cure same, it being acknowledged and agreed that in no event shall the Lenders be obligated to make any advances under the Facility until such breach is cured; or

(h)            Voluntary Bankruptcy; Insolvency; Dissolution.  (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(i)              Involuntary Bankruptcy.  The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Facility or the Real Estate Assets, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition; or

(j)              Guarantors and Subsidiaries of Borrower and Guarantor.  The occurrence of any of the events specified in Section 10.1(h)  or Section 10.1(i)  as to Borrower, any Guarantor and any Subsidiary of Borrower or any Guarantor; or

(k)            Unenforceability of Loan Documents.  The failure at any time of any of the Loan Documents or the Contribution Agreement to be valid, binding and enforceable obligations of Borrower or Guarantor; or

(l)              Hazardous Materials.  The discovery of any significant Hazardous Materials in, on, under or about any Real Estate Asset subsequent to the Effective Date not in compliance with applicable law and the failure to remediate or take other satisfactory measures, if required by applicable law, regarding said Hazardous Materials within thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower remediate same, if such remediation is required by applicable law or court order, it being acknowledged and agreed that in no event shall the Lenders be obligated to make any advances under the Facility until such breach is cured.  In the event such remediation is susceptible of cure but is not cured within said thirty (30) days, so long as Borrower is diligently and continuously pursuing such cure, as evidenced to Administrative Agent’s satisfaction, Administrative Agent shall permit Borrower an additional sixty (60) days (or such lesser period of time as may be permitted under applicable law) to effectuate such cure; provided, however, that such additional time shall not apply where such failure to remediate results, in Administrative Agent’s sole judgment, in a matter which is of an emergency nature.  Any such Hazardous Materials shall be “significant” for this purpose if said Hazardous Materials, in Administrative Agent’s sole discretion, have a materially adverse impact on the value of the related Real Estate Asset; or

(m)          ERISA.  The assets of the Borrower, any Guarantor or any other Related Party at any time constitute assets, within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA plan or non-ERISA plan; or

(n)            [Intentionally Omitted.]

(o)            Indebtedness Cross-Default.  (i) Any default of any indebtedness of Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor with respect to Recourse Indebtedness or (ii) any monetary default (including without limitation as a result of acceleration) of any indebtedness of Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor with an aggregate outstanding principal amount of $35,000,000 or more with respect to Non-Recourse Indebtedness, which, as to any of the aforesaid, is not cured within any applicable cure period and which, if not cured, would permit the lender to call or accelerate such indebtedness; or

(p)            Prohibited Events relating to Related Parties.

(i)                 If any Related Party shall fail to comply with all Requirements of Law or fail to use commercially reasonable and good faith efforts to cause other Persons to comply with same in a timely manner, and such default is not cured within a period of thirty (30) days after first learning thereof;

(ii)               If any Related Party shall engage in any transaction with any Affiliate of any Related Party on other than fair market terms and conditions without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, and such default is not cured within a period of thirty (30) days after first learning thereof;

(iii)             Except those Liens granted to Administrative Agent pursuant to the Pledge Agreement, if any Lien shall be permitted upon any direct or indirect ownership interest in any Related Party or if any Related Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on (A) the ability of any Subsidiary to: pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interest owned by the Borrower, Guarantor or any Subsidiary, except pursuant to any provisions of any loan documentation evidencing Secured Indebtedness permitted by this Agreement that restrict such payments from a Real Estate Asset following a default, event of default or event that commences a sweep of income generated by the Real Estate Assets into a deposit account controlled by the lender under the loan documentation evidencing Secured Indebtedness permitted by this Agreement; or (B) the ability of Borrower and/or Guarantor to pay any Total Indebtedness owed to any Lender;

(iv)             If any Related Party shall (A) fail to comply with the terms of its articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent document, or (B) amend or permit the amendment of the organizational documents of any other Loan Party, as applicable, thereof, in each case from the form thereof previously provided to Administrative Agent, without the prior written consent of Administrative Agent or Requisite Lenders, as applicable; or

(v)               If Borrower or Guarantor shall (A) enter into any transaction of merger or consolidation; (B) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (C) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction, all or any substantial part of its business or assets, whether now owned or hereafter acquired; or (D) incur any unsecured Total Indebtedness; or

(q)               Change of Control/Change of Management.  Any Change of Control shall occur; or

(r)                 Forfeiture.  The Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of the Collateral; or

(s)                Other Loan Documents.  A Default or Event of Default under any of the other Loan Documents shall occur and be continuing after the expiration of any applicable grace or cure periods.

10.2     ACCELERATION UPON DEFAULT; REMEDIES.  Upon the occurrence of a Default, and in every such event, Administrative Agent shall, upon the direction of the Requisite Lenders, (i) by notice to the Borrower terminate the Commitments, which shall thereupon terminate, and (ii) by notice to the Borrower declare the Facility and all other obligations to be, and the Facility and all other obligations shall thereupon become, immediately due and payable without presentment, demand, protest or notice of intention to accelerate, all of which are hereby waived by Borrower.  Notwithstanding the foregoing, upon the occurrence of any Default specified in Sections 10.1(h) through (j) above, without any notice to the Borrower or any other act by Administrative Agent, the Commitments shall thereupon immediately and automatically terminate and the Facility and all other obligations shall become immediately due and payable without presentment, demand, protest, notice of intention to accelerate or notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of a Default, the right of the Borrower to request advances shall be suspended.  Upon demand by Administrative Agent or the Requisite Lenders in their absolute and sole discretion after the occurrence and during the continuance of a Default, and regardless of whether the conditions precedent in this Agreement for a Loan under Section 2.1 have been satisfied, the Lenders will cause a Loan under Section 2.1 to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Loan will be pledged to and held by Administrative Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.  In the alternative, if demanded by Administrative Agent in its absolute and sole discretion after the occurrence and during the continuance of a Default, the Borrower will deposit into the Collateral Account and pledge to Administrative Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by Administrative Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under

Letters of Credit, at Administrative Agent’s sole discretion, Administrative Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Administrative Agent may exercise any remedies arising by reason of a Default or Potential Default.

10.3     DISBURSEMENTS TO THIRD PARTIES.  Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Facility proceeds or other funds of Administrative Agent or the Lenders, provided that it gives at least 5 Business Days’ prior written notice to Borrower of its intent to make such payment provided no Default then exists.  If such payment is made from proceeds of the Facility, Borrower shall immediately deposit with Administrative Agent, upon written demand, an amount equal to such payment.  If such payment is made from funds of Administrative Agent or the Lenders, Borrower shall immediately repay such funds upon written demand of Administrative Agent.  In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

10.4      [INTENTIONALLY OMITTED].

10.5  REPAYMENT OF FUNDS ADVANCED.  Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Facility from the date the funds were expended.

10.6    RIGHTS CUMULATIVE, NO WAIVER.  All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time.  Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults.  No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition.  Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

10.7   DISTRIBUTION OF COLLATERAL PROCEEDS.  In the event that, following the occurrence and during the continuance of any Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)             First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Administrative Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent or the Lenders to such monies;

(b)            Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Requisite Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Administrative Agent’s fee payable pursuant to Section 2.3(c); (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by Section 2.15, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders, pro rata; and provided, further  that the Requisite Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)             Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

10.8     COLLATERAL ACCOUNT.

(a)                As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.

(b)               Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Lenders.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)                If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If a Swing Loan is not refinanced as a Base Rate loan as provided in Section 2.2 above, then the Administrative Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)               If a Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Administrative Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.7.

(e)                So long as no Default or Potential Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to Section 2.15(c), the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)                The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.  The Borrower authorizes Administrative Agent to file such financing statements as Administrative Agent may reasonably require in order to perfect Administrative Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Administrative Agent such other documents as Administrative Agent may reasonably request to evidence its security interest in the Collateral Account.

article 11. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

11.1     APPOINTMENT AND AUTHORIZATION.

(a)                Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.

(b)               Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement and the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)                Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)               The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 9.  The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Related Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e)                As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law.  Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or the other Loan Documents, in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

11.2     KEYBANK AS LENDER.  KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity.  KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Related Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

11.3     LOAN DISBURSEMENTS.

(a)                Following receipt of a complete Application for Payment, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date (as such term is defined in Exhibit C attached hereto).  Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 11.3(b).  Unless Administrative Agent shall have been notified by any Lender not later than 2:00 PM (Cleveland time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent.  If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Effective Rate.  In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement.  If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement.  Nothing in this Section 11.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b)               Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy.  Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in Cleveland, Ohio (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (Ohio time) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the Application for Payment if such advance is to bear interest by reference to the LIBO Rate or one (1) Business Day if such advance is to bear interest by reference to the Base Rate.

(c)                Nothing in this Section 11.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

11.4     DISTRIBUTION AND APPORTIONMENT OF PAYMENTS.

(a)                Subject to Section 11.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) the rate of interest applicable to the Facility, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders.  All payments of principal, interest, and other payments under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Facility or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender.  Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower, Guarantor or any other Person.  All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

(b)               If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  In the event that the Administrative Agent shall refrain from making any distribution of any amount received by it as provided in this Section 11.4(b), the Administrative Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Administrative Agent shall distribute to each Lender, based on their respective Pro Rata Shares, its pro  rata  share of the interest or other earnings from such deposited amount.

11.5     PRO RATA TREATMENT.  Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Commitments held by them, provided that if immediately prior to giving effect to any such payment the outstanding principal amount of the Facility shall not be held by the Lenders pro rata in accordance with their respective Commitments, then such payment shall be applied in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Facility being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest then due and payable to the respective Lenders.

11.6    SHARING OF PAYMENTS, ETC.  Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Facility, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Facility, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Facility of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.6  may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

11.7     DUTIES IN THE CASE OF ENFORCEMENT.   In case one or more Defaults have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent may, and if so requested by the Requisite Lenders and the Lenders have provided to the Administrative Agent such additional indemnities and assurances in accordance with their respective Pro Rata Share against expenses and liabilities as the Administrative Agent may reasonably request, shall proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Requisite Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless in accordance with their respective Pro Rata Share from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

11.8     BANKRUPTCY.   In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Administrative Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Requisite Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Administrative Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Administrative Agent file such proof of claim.

11.9     APPROVALS OF LENDERS.  All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

11.10     NOTICE OF DEFAULTS.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”.  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

11.11     ADMINISTRATIVE AGENT’S RELIANCE, ETC.  Notwithstanding any other provisions of this Agreement, any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods in connection with its duties expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Related Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Related Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the perfection, performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower, Guarantor or other Persons or inspect the property, books or records of the Borrower, Guarantor or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

11.12     INDEMNIFICATION OF ADMINISTRATIVE AGENT.  Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower or any Guarantor hereunder, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Facility and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

11.13     LENDER CREDIT DECISION, ETC.  Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Related Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Related Party.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Related Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

11.14     SUCCESSOR ADMINISTRATIVE AGENT.  Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Any such resignation may at Administrative Agent’s option also constitute Administrative Agent’s resignation as Issuing Lender and Swing Loan Lender.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld, conditioned or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within ten (10) calendar days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, hereunder by a successor Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, such successor Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, and the current Administrative Agent and, if applicable Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 11  shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  If the resigning Administrative Agent shall also resign as the Issuing Lender, such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit.  Upon any change in the Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

11.15   BORROWER NOT BENEFICIARY.   Except for the provisions of Section 11.14  relating to the appointment of a successor Administrative Agent, the provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of Section 11.14 may be modified or waived without the approval or consent of the Borrower.

11.16      REQUEST FOR ADMINISTRATIVE AGENT ACTION.  Administrative Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) Borrower and Guarantors will enter into leases or rental agreements covering Mortgaged Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Mortgaged Property may be subject to a Taking, (c) Borrower or a Guarantor may desire to enter into easements or other agreements affecting the Mortgaged Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation, Leases) which similarly require the consent, approval or agreement of the Administrative Agent.  In connection with the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (w) execute and deliver to the Borrower and the Guarantors Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Administrative Agent in its good faith judgment determines are appropriate (Administrative Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting the Mortgaged Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

article 12.  collateral

12.1     COLLATERAL.  The Obligations of the Borrower shall be secured by (a) a perfected first priority lien or security interest to be held by the Administrative Agent for the benefit of the Lenders in the collateral more particularly described in each of the Security Documents, and (b) such additional collateral, if any, the Administrative Agent for the benefit of the Lenders from time to time may accept as security for the Obligations with the consent of the Requisite Lenders, which consent may be given or withheld in the sole discretion of the Requisite Lenders.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

12.2     APPRAISALS; ADJUSTED VALUE.

(a)                The Administrative Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Mortgaged Properties, or any of them, as the Administrative Agent shall determine at any time following a Default or Potential Default.  The expense of such Appraisals and/or updates performed pursuant to this Section 12.2(a)  shall be borne by the Borrower and payable to Administrative Agent within fifteen (15) days of demand; provided, notwithstanding anything herein to the contrary,  the Borrower shall not be obligated to pay for an Appraisal of a Mortgaged Property more often than once in any period of twelve (12) months pursuant to any provision of this Agreement.

(b)               The Borrower acknowledges that the Administrative Agent has the right to approve any Appraisal performed pursuant to this Agreement.  The Borrower further agrees that the Lenders and Administrative Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

12.3  ADDITION OF MORTGAGED PROPERTIES.  Provided no Default or Potential Default exists, the Borrower shall have the right, subject to the consent of the Requisite Lenders (which consent may be withheld in the Requisite Lender’s sole and absolute discretion), and the satisfaction by the Borrower of the conditions set forth in this Section 12.3, to add Potential Collateral to the Collateral as part of the Borrowing Base.  In the event the Borrower desires to add additional Potential Collateral to the Borrowing Base as aforesaid, the Borrower shall provide written notice to the Administrative Agent of such request (which the Administrative Agent shall promptly furnish to the Lenders), together with a description of such Potential Collateral, a current rent roll, operating statements for the prior four (4) quarters, other information as may be requested by Administrative Agent, and all documentation and other information required to permit the Administrative Agent to determine whether such Potential Collateral is Eligible Real Estate.  Thereafter, the Administrative Agent and the Lenders shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise the Borrower whether the Requisite Lenders consent to the acceptance of such Potential Collateral to the Borrowing Base Asset.  If a Lender shall fail to respond within such ten (10) Business Day period, such Lender shall be deemed to have approved such Potential Collateral.  Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral in the Borrowing Base unless and until the following conditions precedent shall have been satisfied:

(a)                such Potential Collateral shall be Eligible Real Estate;

(b)               if such Potential Collateral is owned by a Wholly Owned Subsidiary of Borrower, said Wholly Owned Subsidiary shall have executed a Joinder Agreement and satisfied the conditions of Section 12.5;

(c)                prior to or contemporaneously with such addition, Borrower shall have submitted to Administrative Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Administrative Agent under this Agreement, prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Default or Potential Default shall exist;

(d)               the Borrower or the Wholly Owned Subsidiary which is the owner of the Potential Collateral shall have executed and delivered to the Administrative Agent all Eligible

Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Administrative Agent;

(e)                after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Mortgaged Properties in the Borrowing Base, with the same effect as if made at and as of that time, and no Default or Potential Default shall have occurred and be continuing (including, without limitation, any Default under Section 8.15(d)), and the Administrative Agent shall have received a certificate of the Borrower to such effect; and

(f)                the Requisite Lenders shall have consented to the inclusion of such Real Estate Asset as a Mortgaged Property, which consent may be granted in the Requisite Lenders’ sole and absolute discretion.

12.4    RELEASE OF MORTGAGED PROPERTY.

(a)                Provided no Default or Potential Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 12.4), the Administrative Agent shall release a Mortgaged Property from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower in connection with a sale or refinance of such Mortgaged Property subject to and upon the following terms and conditions:

(i)                 the Borrower shall deliver to the Administrative Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(ii)               the Borrower shall submit to the Administrative Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Administrative Agent under this Agreement adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Potential Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(iii)             all release documents to be executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iv)             the Borrower shall pay all reasonable costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(v)               the Borrower shall pay to the Administrative Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in Section 2.9, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenant set forth in Section 8.15(d) shall occur;

(vi)             without limiting or affecting any other provision hereof, any release of a Mortgaged Property will not cause the Borrower to be in violation of any of the covenants set forth in Section 8.15 or cause the outstanding principal balance of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities to exceed the Borrowing Base Availability of the Mortgaged Properties remaining after the requested release;

(vii)           the Requisite Lenders shall have approved in writing such release in their sole discretion; provided, however, that the consent of the Requisite Lenders shall not be required to release a Mortgaged Property if such Mortgaged Property has been a Mortgaged Property for not more than ninety (90) days and (i) such Mortgaged Property will contemporaneously with such release be refinanced with a separate Non-Recourse Indebtedness provided by a Lender or an Affiliate of a Lender or (ii) Borrower pays any necessary release price from its own funds which are not to be reimbursed to Borrower from any subsequent financing of such Mortgaged Property; and

(viii)         if such Mortgaged Property is owned by a Subsidiary Guarantor and such Mortgaged Property is the only asset of such Subsidiary Guarantor, then subject to the satisfaction of the conditions of Section 12.4, Administrative Agent shall also release any Equity Interests in such Subsidiary Guarantor pledged pursuant to the Pledge Agreement.

(b)               Borrower proposes to acquire a property commonly known as Hilfiker Square in Salem, Oregon, and if such property becomes a Mortgaged Property, Borrower desires the ability to obtain a release to sell a portion of such property outlined on Exhibit Q hereto (the “Hilfiker Release Parcel”) back to the seller thereof pursuant to the purchase and sale contract for such property approved by Administration Agent.  Provided no Default or Potential Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 12.4), the Administrative Agent shall release the Hilfiker Release Parcel from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower in connection with the sale described above of the Hilfiker Release Parcel subject to and upon the following terms and conditions:

(i)                 the Borrower shall deliver to the Administrative Agent written notice of its desire to obtain such release no later than thirty (30) days prior to the date on which such release is to be effected;

(ii)               all release documents to be executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iii)             the Borrower shall pay all reasonable costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(iv)             the Appraised Value attributable to the Hilfiker Release Parcel as determined by Administrative Agent shall for all purposes of this Agreement be deducted from the Appraised Value of such Mortgaged Property, and the Borrower shall pay to the Administrative Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in Section 2.9, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenant set forth in Section 8.15(d) shall occur;

(v)               Borrower shall deliver to Administrative Agent a survey reasonably satisfactory to Administrative Agent showing such land that Borrower desires to release from the Security Documents and the location of all access to rights of way and easements and such other evidence as Administrative Agent may reasonably require to show the availability of unrestricted (whether by private agreement or governmental provision) direct access to public roads and utilities from all unreleased portions of such Mortgaged Property, such access and utilities to be reasonably acceptable to Agent;

(vi)             Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the conveyance by Borrower of the Hilfiker Release Parcel will not violate or cause a violation of or restrict or reduce the rights of Administrative Agent or the Lenders under the terms of any Lease, agreement  or restriction by such Mortgaged Property is subject or give any tenant a right to terminate its Lease or reduce any payment or other obligation of such tenant under its Lease;

(vii)           Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the remaining Mortgaged Property will satisfy all Requirements of Law (including, without limitation, parking requirements) without utilization of the released property;

(viii)         Borrower shall deliver to Administrative Agent evidence of the proper subdivision of the property to be released;

(ix)             Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the Borrower has taken such actions as may be required to cause the portion of the Mortgaged Property to be released to be taxed separately from the remaining portion of the Mortgaged Property;

(x)               Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the Borrower has reserved appropriate easements for the benefit of the remaining Mortgaged Property and that the property to be released has been subjected to covenants and restrictions acceptable to Administrative Agent; and

(xi)             Borrower, at its sole cost and expense, shall have delivered to Administrative Agent and Administrative Agent shall have approved one or more endorsements to the Title Policy which brings forward the date of the Title Policy to the date and time of recording of the recordation of the instrument releasing such release parcel from the lien of the Mortgage, amends the legal description thereof to delete the release parcel therefrom and to add any easements appurtenant to the Mortgaged Property executed in connection with or relating to the sale of such release parcel, confirms the Administrative Agent’s liens created by the Mortgage and insured thereunder are first priority liens on the respective remaining portion of the Mortgaged Property subject only to the permitted encumbrances permitted under the Mortgage applicable to the remaining Mortgaged Property (including any easements approved by Agent in connection with the sale of the release parcel), and that such Title Policy is in full force and effect and unaffected by the transfer of the release parcel.

12.5     ADDITIONAL GUARANTORS.  In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of Borrower be included as a Mortgaged Property as contemplated by Section 12.3 and such Real Estate is approved for inclusion as a

Mortgaged Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Mortgaged Property, cause each such Wholly Owned Subsidiary to execute and deliver to Administrative Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder.  In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver to Administrative Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder.  PECO-ARC Joint Venture is not a Material Subsidiary hereunder.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as Administrative Agent may require.  The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary.  In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Administrative Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require.

12.6     RELEASE OF GUARANTORS.  The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release (subject to the terms hereof), a Guarantor from the Guaranty so long as:  (a) no Default or Potential Default shall then be in existence or would occur as a result of such release or the removal of a Mortgaged Property referred to in clause (c) below; (b) the Administrative Agent shall have received such written request at least ten (10) days prior to the requested date of release; (c) any Mortgaged Property directly or indirectly owned or leased by such Guarantor shall be released as provided in Section 12.4 and removed from the calculation of the Borrowing Base Availability effective as of the date of such release; and (d) the Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that (i) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower in connection with such disposition, (ii) such Guarantor will be the borrower with respect to Secured Indebtedness that is not prohibited under this Agreement, which Secured Indebtedness will be secured by a Lien on the assets of such Guarantor and such Guarantor shall then be an Excluded Subsidiary, (iii) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to a Joint Venture, or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to a Joint Venture or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement, or (iv) such Guarantor is not the direct or indirect owner of a Mortgaged Property or a Material Subsidiary (unless such Material Subsidiary is also an Excluded Subsidiary under clause (ii) above) and is an Excluded Subsidiary.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  The provisions of this Section 12.6 shall not apply to PE-ARC or General Partner, which shall not be entitled to obtain a release pursuant to this Section 12.6.

12.7     RELEASE OF COLLATERAL.  Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans to the Borrower or issue Letters of Credit hereunder and upon termination, cancellation or expiration of all outstanding Letters of Credit, then the Administrative Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and all Guarantors other than with respect to any indemnification or reimbursement obligations that expressly survive payment of the Obligations and termination of this Agreement or any of the other Loan Documents.

article 13.  MISCELLANEOUS PROVISIONS

13.1    INDEMNITY.            BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (“INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT OR ANY LENDER MAY INCUR AS A CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER OR ANY GUARANTOR TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S OR GUARANTORS’ REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS; (D) ANY ACT OR OMISSION BY BORROWER, ANY GUARANTOR, CONSTITUENT PARTNER OR MEMBER OF BORROWER OR ANY GUARANTOR OR (E) ANY USE OF INTRALINKS, SYNDTRAK OR ANY OTHER SYSTEM FOR THE DISSEMINATION AND SHARING OF DOCUMENTS AND INFORMATION.  BORROWER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE TOTAL INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE FACILITY.  BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES.

13.2   FORM OF DOCUMENTS.  The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents shall be subject to Administrative Agent’s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

13.3    NO THIRD PARTIES BENEFITED.  No person other than Administrative Agent, Lenders, Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents.

13.4    NOTICES.  Subject to the provisions set forth in Section 13.25, all notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement).  All communications shall be deemed served upon delivery of, or if mailed, upon the first to occur of receipt, the expiration of one (1) Business Day after deposit with a reputable overnight delivery service, or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and Lenders at the address specified; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

13.5   ATTORNEY-IN-FACT.  Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate to protect Lenders’ interest under and consistent with the provisions of any of the Loan Documents.

13.6  ACTIONS.  Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent or Lenders may commence, appear in or defend any action or proceeding purporting to affect the Real Estate Assets or the Loan Documents and Borrower shall promptly reimburse Administrative Agent or such Lender upon demand for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

13.7    SET-OFFS.  Regardless of the adequacy of any Collateral, during the continuance of any Default, including in connection with any acceleration of the Obligations, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Administrative Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender.  Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

13.8     RELATIONSHIP OF PARTIES.  The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents is, and shall at all times remain, solely that of borrower, guarantor and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party, except as expressly provided in this Agreement and the other Loan Documents.

13.9    DELAY OUTSIDE LENDER’S CONTROL.  No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

13.10    ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.  If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Facility.

13.11    IMMEDIATELY AVAILABLE FUNDS.  Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender or by Administrative Agent to Borrower shall be payable only in United States Dollars, immediately available funds.

13.12    AMENDMENTS AND WAIVERS.

(a)             Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, (iv) the financial covenants set forth in Section 8.15  hereof and the definitions used therein may be amended,

(v) the release of any of the Collateral other than as contemplated herein or in the other Security Documents, and (vi) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.8(c), up to a maximum of three (3) times per calendar year.

(b)            Unanimous Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)                 increase any or all of the Commitments of the Lenders (excluding any increase pursuant to Section 2.14 or as a result of an assignment of Commitments permitted under Section 13.13), or subject the Lenders to any additional obligations;

(ii)               reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Facility, other than as expressly provided in this Agreement;

(iii)             reduce the amount of any fees payable to the Lenders hereunder;

(iv)             postpone any date fixed for any required payment of principal of, or interest on, the Facility (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;

(v)               change the Pro Rata Shares (excluding any change as a result of Section 2.14  or an assignment of Commitments permitted under Section 13.13);

(vi)             amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)           modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)         release any Guarantor from its obligations under its Guaranty, other than in accordance with its respective terms or the terms of this Agreement;

(ix)             waive a Default or Potential Default under Section 10.1(a).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting

Lenders, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Lender.

(c)             Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

13.13   SUCCESSORS AND ASSIGNS.

(a)                Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)               Participations.  Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder.  No Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided  however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Facility or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon.  An assignment or other transfer which is not permitted by subsection (c)  below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)                Assignments.  Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents; provided, however, (i) no such consent by Borrower shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000.00 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000.00, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest held by it hereunder to the Borrower, Guarantor or any of their respective Affiliates or subsidiaries.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)               Tax Withholding.  At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder.  At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Facility.  If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and/or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or by the Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) under this section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent and Borrower (as to Borrower, with respect to Excluded FATCA Taxes only).  The obligation of the Lenders under this section shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Administrative Agent.  Without limitation of Section 13.13(d), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(e)                Federal Reserve Bank Assignments.  In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(f)                Information to Assignee, Etc.  A Lender may furnish any information concerning the Borrower, any Subsidiary of Borrower or any other Related Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).  In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Facility (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

(g)               Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of (a) the Requisite Lenders or (b) all of the Lenders directly affected thereby and with respect to an item requiring approval of all Lenders is approved by the Requisite Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Administrative Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Administrative Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Pro Rata Shares, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Administrative Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Administrative Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Administrative Agent to surrender and transfer such interest, including, without limitation, an Assignment and Assumption Agreement in the form attached hereto as Exhibit D  and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to Section 2.8(h)  which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

13.14     CERTAIN ALLOWED DISCLOSURES.  Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

13.15    CAPITAL ADEQUACY.  If any Lender or any Assignee in the Facility determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would adversely affect the amount of capital required or expected to be maintained by such Lender or such Assignee, or any corporation controlling such Lender or such Assignee, as a consequence of, or with reference to, such Lender’s or such Assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which such Lender or such Assignee or such corporation controlling such Lender or such Assignee could have achieved but for such compliance (taking into account the policies of such Lender or such Assignee or corporation with regard to capital), then Borrower shall, from time to time, within ninety (90) calendar days after written demand by such Lender or such Assignee, pay to such Lender or such Assignee additional amounts sufficient to compensate such Lender or such Assignee or such corporation controlling such Lender or such Assignee to the extent that such Lender or such Assignee determines such increase in capital is allocable to such Lender’s or such Assignee’s obligations hereunder.  A certificate as to such amounts, submitted to Borrower by such Lender or such Assignee, shall be conclusive and binding for all purposes, absent manifest error.  For purposes of this Section 13.15, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date of this Agreement regardless of when adopted, enacted or issued.

13.16      TITLED AGENTS.  No  Titled Agent in such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan, nor any duties as an agent hereunder for the Lenders.  The title given to the Titled Agent is solely honorific and implies  no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agent any duties or obligations greater than those of any other Lender or entitle the Titled Agent to any rights other than those to which any other Lender is entitled.

13.17    LENDER’S AGENTS.        Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement and any of the other Loan Documents.  Any reference to Administrative Agent or any Lender in any of the Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.

13.18      TAX SERVICE.  Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Real Estate Assets satisfactory to Administrative Agent.

13.19     WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR  THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.19.  THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 13.19  WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

13.20      SEVERABILITY.  If any provision or obligation under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

13.21       TIME.  Time is of the essence of each and every term of this Agreement.

13.22      HEADINGS.  All article, section or other headings appearing in this Agreement and the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

13.23    GOVERNING LAW.  This Agreement shall pursuant to New York General Obligations Law Section 5-1401 be governed by, and construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal laws.  Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the State of New York having proper venue and also consent to service of process by any means authorized by New York or federal law.

13.24     USA PATRIOT ACT NOTICE; COMPLIANCE.  The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Administrative Agent (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

13.25    ELECTRONIC DOCUMENT DELIVERIES.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 3  and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.10  to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 9.10, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.  Borrower shall promptly reimburse Administrative Agent for the expenses of any such Internet, e-mail or website used by Administrative Agent.

13.26    INTEGRATION; INTERPRETATION.  The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral.  The Loan Documents shall not be modified except by written instrument.  Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

13.27    JOINT AND SEVERAL LIABILITY.       The liability of all persons and entities obligated in any manner under this Agreement or any of the Loan Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

13.28       COUNTERPARTS.       To facilitate execution, this document may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

13.29      DISCLOSURE.  The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this Section 13.29), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this Section 13.29), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this Section 13.29 and are required by a writing or electronic election to use reasonable efforts to maintain the confidentiality of such information), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this Section 13.29).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

13.30      REPLACEMENT NOTES.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

[Signature Page to Phillips Edison Loan Agreement]

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT” AND “LENDER”

KEYBANK NATIONAL ASSOCIATION

By:  /s/ Michael P. Szuba_________________________
Name:  Michael P. Szuba_________________________
Title:  Vice President____________________________

Administrative Agent’s Address: KeyBank National Association 127 Public Square, 8th Floor Cleveland, Ohio 44114 Attention: Michael P. Szuba Vice President

[Signature Page to Phillips Edison Loan Agreement]

BORROWER:

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware
limited partnership

By:      Phillips Edison Shopping Center OP GP LLC, a Delaware limited liability company

            Its: General Partner

By:  /s/ Richard J. Smith__________________
Name: Richard J. Smith
Title: Vice President

Borrower’s Address: c/o Phillips Edison & Company Ltd. 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: Richard Smith Chief Financial Officer

Schedule 1.1
Pro Rata Shares

Schedule 1.1 to REVOLVING  LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Lender	Commitment Amount	Pro Rata Share
KEYBANK NATIONAL ASSOCIATION	$40,000,000.00	100%

TOTALS	$40,000,000.00	100%

Schedule 1.2
Debt Service Coverage Amount

Schedule 1.2 to REVOLVING  LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

NOI	$610,077
Cap Ex Reserve	($9,700)
Adjusted Mortgaged Property NOI	$600,377
Debt Service Coverage Amount	$5,730,852
Interest Rate (greater of 7% or 10yUST plus 2.5%)	7%
Amortization Period	30
1.3x until December 2013, then 1.35x	$ 461,829

Schedule 1.3
Initial Mortgaged Properties

Schedule 1.3 to REVOLVING  LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Heron Creek Towne Centre, Sarasota County, Florida.

Schedule 1.4
Subsidiary Guarantors

Schedule 1.4 to REVOLVING  LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Heron Creek Station LLC.

Schedule 6.6
Litigation Disclosure

Schedule 6.6 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

NONE

Schedule 6.11
Total Indebtedness of Borrower, Guarantor, Property Owners or Other Subsidiaries

Schedule 6.11 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Schedule 6.25
Leases

Schedule 6.25 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Schedule 6.26
Property

Schedule 6.26 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

SCHEDULE 12.3

Eligible Real Estate Qualification Documents

Schedule 12.3 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

With respect to any Real Estate Asset of the Borrower or a Subsidiary Guarantor proposed to be included in the Collateral, each of the following:

(a)                Description of Property.  A narrative description of the Real Estate Asset, the improvements thereon and the tenants and Leases relating to such Real Estate Asset.

(b)               Security Documents.  Such Security Documents relating to such Real Estate Asset as the Administrative Agent shall in good faith require, duly executed and delivered by the respective parties thereto, including any amendments to or additional Security Documents, in order to grant to the Administrative Agent, for the benefit of the Lenders, a first priority lien and security interest of such Equity Interests as required by this Agreement.  At the option of Borrower to be exercised by delivery of written notice to Administrative Agent at any time there are at least four (4) Mortgaged Properties encumbered by Mortgages included in the calculation of Borrowing Base Availability with an aggregate Appraised Value of not less than $60,000,000.00, Borrower may, subject to subsection (y) of this Schedule 12.3, elect to pledge the Equity Interests in the Subsidiary Guarantor that owns the Eligible Real Estate in lieu of delivering a Mortgage and Assignment of Leases and Rents.  In such event, (i) Borrower shall execute and deliver the Pledge Agreement and deliver to Administrative Agent such certificates evidencing such Equity Interests together with such transfer powers or assignments as the Administrative Agent may reasonably require, and authorize the filing of such UCC financing statements or amendments thereto reflecting such pledge as the Administrative Agent may reasonably require and (ii) Borrower shall not be required to subject such Real Estate Asset to the Cash Collateral Agreement until such time as Borrower is required to deliver a Mortgage pursuant to the provisions of subsection (y) of this Section 12.3.

(c)                Authority Documents.  Such organizational and formation documents of such Subsidiary Guarantor as the Administrative Agent shall in good faith require.

(d)               Enforceability Opinion.  If required by the Administrative Agent, the favorable legal opinion of counsel to Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Administrative Agent and qualified to practice in the State in which such Real Estate Asset is located, addressed to the Lenders and the Administrative Agent covering the enforceability of such Security Documents and such other matters as the Administrative Agent shall reasonably request.

(e)                Perfection of Liens.  Evidence reasonably satisfactory to the Administrative Agent that the Security Documents are effective to create in favor of the Administrative Agent a legal, valid and enforceable first lien or security title and security interest in such Real Estate Asset (or as applicable Equity Interests) and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

(f)                Survey and Taxes.  The Survey of such Real Estate Asset, together with the Surveyor Certification and evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate Asset which on the date of determination are due and would be delinquent if not paid by or before such date.

(g)               Title Insurance; Title Exception Documents.  The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate Asset, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.  In the event that only Equity Interests are being pledged at such time, Borrower shall deliver the Subsidiary Guarantor’s existing owner’s title insurance policy and if required by the Administrative Agent an updated title commitment (or “marked” commitment/proforma policy for a Title Policy) covering such Real Estate Asset, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.

(h)               UCC Certification.  A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Administrative Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor that are or are intended to be subject to the security interest, liens, security title, assignments, and mortgage liens created by the Security Documents relating to such Real Estate Asset except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate Asset (including for the purposes hereof pursuant to the Pledge Agreement) in the Collateral.

(i)                 Management Agreement.  A true copy of the Management Agreement, if any, relating to such Real Estate Asset, which shall be in the form and substance reasonably satisfactory to the Administrative Agent and a subordination of the manager’s rights thereunder to the rights of Administrative Agent and the Lenders under the Loan Documents.

(j)                 Leases.  True copies of all Leases relating to such Real Estate Asset, and a Rent Roll for such Real Estate Asset certified by the Borrower or Subsidiary Guarantor as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k)               Lease Form.  The form of Lease, if any, to be used by the Borrower or such Subsidiary Guarantor in connection with future leasing of such Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(l)                 Tenant Direction Letter.  A Payment Direction Letter (as defined in the Cash Collateral Agreement) for each of the tenants of such Mortgaged Property.

(m)             Subordination Agreements.  A Subordination, Attornment and Non-Disturbance Agreement from each Major Tenant and from other tenants of such Real Estate Asset as required by the Administrative Agent.

(n)               Estoppel Certificates.  Estoppel certificates from each Major Tenant and other tenants of such Real Estate Asset as required by Administrative Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate Asset in the Collateral (unless extended in Administrative Agent’s reasonable discretion, but in any case, not to exceed 60 days), each such estoppel certificate to be in form and substance reasonably satisfactory to the Administrative Agent.

(o)               Certificates of Insurance.  Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower or such Subsidiary Guarantor on such Real Estate Asset (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower or such Subsidiary Guarantor, its insurers and insurance brokers as the Administrative Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(p)               Property Condition Report.  A property condition report from a firm of professional engineers or architects selected by Borrower and reasonably acceptable to Administrative Agent (the “Inspector”) satisfactory in form and content to the Administrative Agent, dated not more than ninety (90) days prior to the inclusion of such Real Estate Asset in the Collateral (including for the purposes hereof pursuant to the Pledge Agreement), addressing such matters as the Administrative Agent may reasonably require.

(q)               Hazardous Materials Assessments.  A hazardous waste site assessment report addressed to the Administrative Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Administrative Agent) concerning Hazardous Materials and asbestos on such Real Estate Asset dated or updated not more than one hundred twenty (120) days prior to the inclusion of such Real Estate Asset in the Collateral (including for the purposes hereof pursuant to the Pledge Agreement), from an environmental engineer reasonably acceptable to the Administrative Agent, such report to contain no qualifications except those that are acceptable to the Requisite Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion.

(r)                 Zoning and Land Use Compliance.  Such evidence regarding zoning and land use compliance as the Administrative Agent may require and approve in its reasonable discretion.  A satisfactory PZR Zoning report will constitute acceptable evidence.

(s)                Certificate of Occupancy.  A copy of the certificate(s) of occupancy issued to the Borrower or any Subsidiary Guarantor for such Real Estate Asset permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such Real Estate Asset and evidence satisfactory to the Administrative Agent that any previously issued certificate(s) of occupancy is not required to be reissued to the Borrower or any Subsidiary Guarantor), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Administrative Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

(t)                 Appraisal.  An Appraisal of such Real Estate Asset, in form and substance satisfactory to the Administrative Agent and the Requisite Lenders as provided in Section 12.3  and dated not more than ninety (90) days prior to the inclusion of such Real Estate Asset in the Collateral.

(u)               Budget.  An operating and capital expenditure budget for such Real Estate Asset in form and substance reasonably satisfactory to the Administrative Agent.

(v)               Operating Statements.  Operating statements for such Real Estate Asset in the form of such statements delivered to the Lenders under Section 9.11 covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate Asset to the Collateral, to the extent available.

(w)             Subsidiary Guarantor Documents.  With respect to Real Estate Asset owned or ground leased by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Administrative Agent may reasonably require.

(x)               Additional Documents.  Such other agreements, documents, certificates, reports or assurances as the Administrative Agent may reasonably require.

(y)               Delivery of Mortgage.  Notwithstanding the foregoing, if Borrower elects as provided in this Schedule 12.3  to only provide a pledge of its Equity Interests in a Subsidiary Guarantor, Borrower shall not be required to deliver the Mortgage, Assignment of Leases and Rents and related UCC financing statements, Appraisal, Subordination, Attornment and Non-Disturbance Agreements, tenant estoppel certificates or a Title Policy when such Real Estate Asset is accepted as a Mortgaged Property, provided, however, that Borrower shall be obligated to deliver each of such items to Administrative Agent, together with any updates to any other item required under this Schedule 12.3 as may be reasonably required by Administrative Agent, and pay any costs, or fees due in connection with the recording, filing or issuance of such items no later than the date that is ninety (90) days after the acceptance of such Real Estate Asset as a Mortgaged Property.

EXHIBIT A

PROPERTY OWNERS AND REAL ESTATE ASSETS

EXHIBIT B

DOCUMENTS

Exhibit B to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

1.     Loan Documents.  The documents listed below, and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1       This Agreement.

1.2       The Notes.

1.3      Various Guarantees  of Payment and Performance of even date herewith by Guarantor in favor of Administrative Agent.

1.4       Pledge Agreement.

1.5       The Contribution Agreement.

1.6       Cash Collateral Agreement.

1.7       Mortgages

1.8       Assignments of Leases and Rents

1.9       Indemnity Agreement

1.10     Other documents now or hereafter evidencing or securing the Obligations

EXHIBIT C

DISBURSEMENT PLAN

Exhibit C to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

2.        Timing of Disbursement.  Unless another provision of this Agreement specifies otherwise, Borrower shall submit to:

____________________ ______________________________ ______________________________ ______________________________ Attention: _____________________
With a copy to: ______________________________ ______________________________ ______________________________ ______________________________ Attention: _____________________

a written itemized statement, signed by Borrower in the form attached hereto (“Application for Payment”) setting forth:

1.1       the date on which Borrower requests that such disbursement be made (subject to Section 11.3, the “Funding Date”), which date shall in no event be later than three (3) Business Days (or one (1) Business Day if such disbursement is to bear interest by reference to the Base Rate) following submittal by Borrower to Administrative Agent of the Application for Payment, together with all related supporting information and certificates and the satisfaction by Borrower of each applicable condition to disbursement set forth in this Agreement; and

1.2       If Borrower requests that such disbursement accrue interest in whole or in part at a Fixed Rate, the amount of each Fixed Rate Portion and each Fixed Rate Period applicable to such disbursement.

Each Application for Payment by Borrower shall constitute a representation and warranty by Borrower that Borrower is in compliance with all the conditions precedent to a disbursement specified in this Agreement, that Borrower is in compliance with all of the financial covenants of Borrower set forth in Section 8.15  of this Agreement, and that there exists no Default or Potential Default under this Agreement.

2.       Lenders’ Right to Condition Disbursements.  Administrative Agent and Lenders’ shall have the right to condition any disbursement upon Administrative Agent’s receipt and approval of the following:

2.1       the Application for Payment;

2.2  any other document, requirement, evidence or information that Administrative Agent may reasonably request under any applicable provision of the Loan Documents.

Application for Payment

KEYBANK NATIONAL ASSOCIATION

DISBURSEMENT REQUEST

Date: _____________________                                                        Request # _______________

Borrower:  PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

Total Loan Amount:  $______________

Request made under Revolving Loan Agreement dated December 21, 2012 (“Loan Agreement”)

Disburse funds to Borrower’s Account:         Account No. ________________

A request is hereby made for payment of the sum indicated below which we believe to is payable in accordance with the Loan Agreement referred to above between Borrower and Lender.  Following is a summary of the payment requested.

Intended use of funds:

______________________________________________________________________________

______________________________________________________________________________

Amount of this Request:                                                                     $_______________________

Total Disbursed to Date and remaining unpaid,

Including This Request                                                                      $_______________________

Total Undisbursed                                                                              $_______________________

FOR OFFICE USE ONLY

Date Rec’d Disb. Dept.:           ____________              Other:       ___________________________

Check Attached:        _____________                Copies Sent:        _________________

EXPRESS MAIL TO:

______________________________ ______________________________ ______________________________ ______________________________ Attention: _____________________	______________________________ ______________________________ ______________________________ ______________________________ Attention: _____________________

1.          Borrower hereby represents and warrants to Administrative Agent and the Lenders that as of the date of this Disbursement Request (capitalized terms not defined in this Disbursement Request are defined in the Loan Agreement):

(a)      No Default exists under the Loan Agreement or under any other Loan Documents nor has there occurred or failed to occur any event which continues as of the date hereof and may with the giving of notice or the passage of time become a Default;

(b)       There does not exist a breach of any financial covenant set forth in the Loan Agreement;

(c)    All representations and warranties of Borrower and Guarantor contained in the Loan Documents are true and correct;

(d)      There is no order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower from performing its obligations under the Loan Agreement or other Loan Documents; and

(e)     All amounts previously disbursed under the Facility have been applied by Borrower as indicated in previous Disbursement Requests.

BORROWER:

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC, a Delaware limited liability company

            Its: General Partner

By:  ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit D to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of _________ __, _____, between _________________ (“Assignor”) and _______________ (“Assignee”).

RECITALS:

A.       Assignor is a Lender under the Revolving Loan Agreement dated as of December 21, 2012 (as from time to time amended, supplemented or restated, the “Loan Agreement”), by and among (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Loan Agreement.  (Capitalized terms used in this Agreement without definition have the same meanings as in the Loan Agreement.)

B.     Currently, Assignor’s Pro Rata Share is equal to ________% and Assignee’s Pro Rata Share is equal to __________%.  Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [all/a portion] of the rights and obligations of Assignor under the Loan Agreement.

C.       Assignor desires to assign to Assignee, and Assignee desires to accept and assume, a portion of the rights and obligations of Assignor under the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

2.         Assignment.

(a)                Effective on the Assignment Effective Date (as defined in Section 3  below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of [all/a portion of] of Assignor’s rights, title, interest and obligations under the Loan Agreement and other Loan Documents.  The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the “Assigned Rights and Obligations”.

(b)               The “Assigned Share” means the portion of Assignor’s Pro Rata Share in the Facility being assigned hereby, such portion being equal to $___________ of Assignor’s Commitment.  The new Pro Rata Share being held by Assignee (after giving effect to the assignment hereunder), and the Pro Rata Share retained by Assignor, shall be as specified on the signature pages of this Agreement.

3.                  Assumption.  Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

4.                  Effectiveness.  This Agreement shall become effective on a date (the “Assignment Effective Date”) selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and Borrower.  Assignor shall promptly notify Assignee, Administrative Agent and Borrower in writing of the Assignment Effective Date.

5.                  Payments on Assignment Effective Date.  In consideration of the assignment by Assignor to Assignee, and the assumption by Assignee, of the Assigned Rights and Obligations, on the Assignment Effective Date Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them and additionally shall pay to Administrative Agent an assignment processing fee of $4,500.00.

6.                  Allocation and Payment of Interest and Fees.

(a)                Administrative Agent shall pay to Assignee all interest and other amounts (including Fees, except as otherwise provided in the written agreement referred to in Section 4  above) not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”), that accrue on and after the Assignment Effective Date.  If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

(b)               Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date (or otherwise pursuant to the written agreement referred to in Section 4  above) when and as the same are paid by Administrative Agent to the other Lenders.  If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

(c)                Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue under Section 13.12  of the Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

7.                  Administrative Agent Liability.  Administrative Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Administrative Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.

8.                  Representations and Warranties.

(a)                Each of Assignor and Assignee represents and warrants to the other and to Administrative Agent as follows:

(i)                 It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

(ii)               The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

(iii)             This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(iv)             All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

(b)               Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any Lien or other encumbrance.

(c)                Assignee represents and warrants to Assignor as follows:

(i)                 Assignee is and shall continue to be an “Eligible Assignee” as defined in the Loan Agreement;

(ii)               Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other Related Party; and

(iii)             Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

9.                  No Assignor Responsibility.  Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

(a)                the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Related Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

(b)               the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Potential Default under the Loan Documents; or

(c)                the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Related Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Loan Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

10.              Assignee Bound By Loan Agreement.  Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement and as such, shall be directly liable to Borrower for any failure by Assignee to comply with Assignee’s assumed obligations thereunder, including, without limitation, Assignee’s obligation to fund its Pro Rata Share of the Facility in accordance with provisions of the Loan Agreement, (b) agrees to be bound by the Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender, and (d) agrees to maintain its status as an Eligible Assignee.  Assignee appoints and authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

11.              Assignor Released From Loan Agreement.  Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement.

12.              New Notes.  On or promptly after the Assignment Effective Date, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by Borrower, dated the Assignment Effective Date and in the amount of the respective Pro Rata Shares of Assignor and Assignee in the original Facility amount, after giving effect to this Agreement, are issued to Assignor and Assignee, in exchange for the surrender by Assignor and Assignee to Borrower of any applicable outstanding Notes, marked “Exchanged”.

13.              General.

(a)                No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

(b)               This Agreement may be executed in one or more counterparts.  Each set of executed counterparts shall be an original.  Executed counterparts may be delivered by facsimile transmission.

(c)                If Assignor has not assigned its entire remaining Pro Rata Share of the Facility to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Loan Agreement, assignments of or participation in all of Assignor’s remaining Pro Rata Share of the Facility.

(d)               This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Administrative Agent and (subject to the provisions of Section 13.13  of the Loan Agreement) Borrower.  The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Loan Agreement.

(e)                All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement.  The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

(f)                If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

(g)               Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

(h)               This Agreement shall be pursuant to New York General Obligations Law Section 5-1401 governed by and construed in accordance with the laws of the State of New York.

(i)                 [Foreign Withholding.  On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 13.13(d)  of the Loan Agreement.]

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:	_____________________________________

By: _______________________________
Name: _______________________________
Its:        _______________________________

Pro Rata Share: ________________%

Payment Instruction:

_____________________________________

_____________________________________

ABA No.:         _________________________
Account No.:    _________________________
Reference:  _________________________
Loan No.:         _________________________
Attn:   _________________________
Telephone:  _________________________
Facsimile:         _________________________

ASSIGNEE:	_____________________________________

By:   _______________________________
Name:   _______________________________
Its:        _______________________________

Pro Rata Share: __________________%

Payment Instruction:

_____________________________________

_____________________________________

ABA No.:       _________________________
Account No.:    _________________________
Reference:     _________________________
Loan No.:         _________________________
Attn:      _________________________
Telephone: _________________________
Facsimile:         _________________________

ACKNOWLEDGED AND AGREED:

BORROWER:

[To the extent required
by the Loan Agreement]

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC, a Delaware limited liability company

            Its: General Partner

By:  ________________________________
Name:    _____________________________
Title: _______________________________

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION

By: _
Name: __
Its:  ______________________________________

EXHIBIT E-1

FORM OF REVOLVING NOTE

Exhibit E-1 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

REVOLVING PROMISSORY NOTE

$________________                                                                                     __________ ___, 20__

FOR VALUE RECEIVED, PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited liability company (“Borrower”), HEREBY PROMISES TO PAY to the order of ________________________ (“Lender”) the principal sum of ___________________ Dollars ($__________), or if less, the aggregate unpaid principal amount of all disbursements advanced and/or readvanced by Lender as a Revolving Credit Loan pursuant to the requirements set forth in the Revolving Loan Agreement dated as of December 21, 2012 (as amended, supplemented or restated from time to time the “Loan Agreement”), among inter alia Borrower, Lender, certain other Lenders named therein or made parties thereto and KeyBank National Association, as Administrative Agent, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.8  of the Loan Agreement from the date such principal is advanced until it is paid in full.  It is contemplated that there will be advances, payments and readvances under this Note from time to time, but no advances, payments or readvances under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder.

This Note is one of the Revolving Credit Notes referred to in and governed by the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events.  Capitalized terms used in this Note without definition have the same meanings as in the Loan Agreement.

The principal amount of this Note, unless accelerated in accordance with Loan Agreement as described below, if not sooner paid, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Loan Agreement, on the Maturity Date.

Interest on the Facility is payable in arrears on the first Business Day of each month during the term of the Loan Agreement, commencing with the first Business Day of the first calendar month to begin after the date of this Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days.  The Loan Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Loan Agreement, as set forth more fully in the Loan Agreement.

All payments of any amount becoming due under this Note shall be made in the manner provided in the Loan Agreement, in Dollars.

Upon and after the occurrence and continuance of a Default, unless such Default is waived as provided in the Loan Agreement, this Note may, at the option of Requisite Lenders and without further demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable.  Upon and after the occurrence of certain Defaults, this Note shall, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower.  Subject to the terms of the Loan Agreement, Lender may extend the time of payment of this Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower’s obligations hereunder without affecting or diminishing Lender’s right of recourse against Borrower, which right is hereby expressly reserved.

This Note shall pursuant to New York General Obligations Law Section 5-1401 be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of New York.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement.

It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower and Lender with respect to the Facility are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Facility would be otherwise usurious under applicable law based on the interest rate and other charges stated or demanded for payment at any relevant time, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election or deemed election by Lenders, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note (or, if this Note has been paid in full, refunded to Borrower).  The terms and provisions of this paragraph shall control and supersede every other provision of the Loan Documents.  If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Borrower hereby agrees and acknowledges that this Note is an instrument for the payment of money, and hereby consents that Administrative Agent, at its sole option, in the event of a default by Borrower in the payment of any sums due hereunder, shall have the right to bring a motion action under New York CPLR Section 3213.

[This Note is issued in replacement of a Note dated ____________________ in the amount of $_______________, previously issued by Borrower to __________________ pursuant to the Loan Agreement.]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC, a Delaware limited liability company

            Its: General Partner

By:  ________________________________
Name:  ______________________________
Title: _______________________________

EXHIBIT E-2

FORM OF SWING LOAN NOTE

Exhibit E-2 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

SWING LOAN NOTE

$________________                                                                                     __________ ___, 20__

FOR VALUE RECEIVED, PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited liability company (“Borrower”), HEREBY PROMISES TO PAY to the order of ________________________ (“Lender”) the principal sum of ___________________ Dollars ($__________), or if less, the aggregate unpaid principal amount of all disbursements advanced and/or readvanced by Lender as a Swing Loan pursuant to the requirements set forth in the Revolving Loan Agreement dated as of December 21, 2012 (as amended, supplemented or restated from time to time the “Loan Agreement”), among inter alia Borrower, Lender, certain other Lenders named therein or made parties thereto and KeyBank National Association, as Administrative Agent, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.8  of the Loan Agreement from the date such principal is advanced until it is paid in full.  It is contemplated that there will be advances, payments and readvances under this Note from time to time, but no advances, payments or readvances under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder.

This Note is the Swing Loan Note referred to in and governed by the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events.  Capitalized terms used in this Note without definition have the same meanings as in the Loan Agreement.

The principal amount of this Note, unless accelerated in accordance with Loan Agreement as described below, if not sooner paid, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Loan Agreement, on the Maturity Date.

Interest on the Facility is payable in arrears on the first Business Day of each month during the term of the Loan Agreement, commencing with the first Business Day of the first calendar month to begin after the date of this Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days.  The Loan Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Loan Agreement, as set forth more fully in the Loan Agreement.

All payments of any amount becoming due under this Note shall be made in the manner provided in the Loan Agreement, in Dollars.

Upon and after the occurrence and continuance of a Default, unless such Default is waived as provided in the Loan Agreement, this Note may, at the option of Requisite Lenders and without further demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable.  Upon and after the occurrence of certain Defaults, this Note shall, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower.  Subject to the terms of the Loan Agreement, Lender may extend the time of payment of this Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower’s obligations hereunder without affecting or diminishing Lender’s right of recourse against Borrower, which right is hereby expressly reserved.

This Note shall pursuant to New York General Obligations Law Section 5-1401 be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of New York.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement.

It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower and Lender with respect to the Facility are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Facility would be otherwise usurious under applicable law based on the interest rate and other charges stated or demanded for payment at any relevant time, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election or deemed election by Lenders, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note (or, if this Note has been paid in full, refunded to Borrower).  The terms and provisions of this paragraph shall control and supersede every other provision of the Loan Documents.  If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Borrower hereby agrees and acknowledges that this Note is an instrument for the payment of money, and hereby consents that Administrative Agent, at its sole option, in the event of a default by Borrower in the payment of any sums due hereunder, shall have the right to bring a motion action under New York CPLR Section 3213.

[This Note is issued in replacement of a Note dated ____________________ in the amount of $_______________, previously issued by Borrower to __________________ pursuant to the Loan Agreement.]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC, a Delaware limited liability company

            Its: General Partner

By: ________________________________
Name:   _____________________________
Title: _______________________________

EXHIBIT F

FIXED RATE NOTICE

KeyBank National Association, as Administrative Agent
4910 Tiedeman Road
Brooklyn, Ohio  44144
Attention:  ________________________

Date:  ________________

Ladies and Gentlemen:

Reference is made to the promissory note made by Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), in favor of KeyBank National Association (the “Note”) pursuant to that certain Revolving Loan Agreement dated as of December 21, 2012, by and between Borrower and KeyBank National Association (the “Loan Agreement”).  Capitalized terms used herein shall have the meanings set forth in the Loan Agreement.  The undersigned hereby gives notice pursuant to Section 2.8(f) of the Loan Agreement of its desire for a Fixed Rate Portion of the proceeds of the loan evidenced by the Note.

The Following are the details of the Fixed Rate funding election to be set up as of the commencement date specified below:

1.         The Fixed Rate Commencement Date is:

2.         The Fixed Rate Period expires:

3.         The amount of the Fixed Rate Portion is:

4.         The Fixed Rate funding rate is the LIBO Rate plus the Applicable Margin

            The sources for the above LIBO Rate are as follows (Choose as appropriate):

Base Rate Note Outstanding Balance:
Interest due: _____________________
Current Fixed Rate Period maturing: ____________

Total:

            The next FIXED RATE ELECTION NOTIFICATION date is ______.

EXHIBIT G

DESIGNATED ACCOUNTS

Exhibit G to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

Bank:	KeyBank National Association
ABA Number:	041 001 039
Account Name:	Phillips Edison - ARC Shopping Center Operating Partnership LC Operating Account
Account Number:	359681333431
Special Instructions:	Please notify: Jeff Brown (jbrown@phillipsedison.com)

EXHIBIT H-1

OWNERSHIP STRUCTURE

Exhibit H-1 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

EXHIBIT H-2

INFORMATION ON SUBSIDIARIES

Exhibit H-2 to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

(See Attached Organizational Chart)

EXHIBIT I

COMPLIANCE CERTIFICATE

Exhibit I to REVOLVING LOAN AGREEMENT between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) KEYBANK NATIONAL ASSOCIATION, as “Administrative Agent”, and (iii) various Lenders, dated as of December 21, 2012.

FORM OF COMPLIANCE CERTIFICATE

To:       KeyBank National Association, Administrative Agent

This Compliance Certificate is made with reference to that certain Revolving Loan Agreement dated as of December 21, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between (i) PHILLIPS EDISON – ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as “Borrower”, (ii) each of the financial institutions initially a signatory to the Loan Agreement, together with their assignees under Section 13.13  of the Loan Agreement (“Lenders”), and (iii) KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as contractual representative of the Lenders to the extent and in the manner provided in Article 12  (in such capacity, the “Administrative Agent”).  All capitalized terms used in this Compliance Certificate or in Schedule A attached hereto and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Loan Agreement.

1.         The undersigned is the Chief Financial Officer of Borrower.

2.       As of the date of this Compliance Certificate, no Default or Potential Default has occurred and is continuing under the Loan Documents.  To the extent a Default or Potential Default has occurred and is continuing under the Loan Documents, Schedule B attached hereto sets forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

3.      The undersigned hereby represents and warrants that the following are true and correct for the period __________ to _________________ [fill in applicable time period]

(a)   Leverage Ratio.  The Leverage Ratio of Borrower is ________ percent as detailed on Schedule 3(a) hereto, which does not exceed _______ percent (___%) as required under the Loan Agreement.

(b)   Fixed Charges Coverage.  The ratio of Adjusted EBITDA of Borrower to Fixed Charges of Borrower is  _______ to 1, as detailed on Schedule 3(b) hereto, which is not less than 1.50 to 1 as required under the Loan Agreement.

(c)   Minimum Net Worth.  Borrower has a Minimum Net Worth of $_________ as detailed on Schedule 3(c) hereto which is not less than the sum of $_________________ plus  seventy percent (70%) of Net Equity Proceeds as required under the Loan Agreement.

(d)   Borrowing Base.   The outstanding principal balance of the Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities is $___________, which does not exceed the Borrowing Base Availability of $_____________.

(e)   Minimum Mortgaged Property Requirements.   There are ____ Mortgaged Properties in the calculation of the Borrowing Base Availability having an Appraised Value of $___________.

(f)  Restricted Payments.   The Restricted Payments of Borrower, General Partner and PE-ARC, respectively, for the period of four (4) consecutive calendar quarters is $__________, and the Funds from Operations for such period is $___________.  The Restricted Payments for such period do not exceed 95% of Funds from Operations for such period, except as permitted by Section 8.11(b).

            4.         All of the information contained herein and in Schedules 3(a) through 3(f) is true, correct and complete.  All financial calculations have been performed in accordance with the Loan Agreement.

EXECUTED as of the date set forth below.

Dated: _________________

BORROWER:

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC,
a Delaware limited liability company
Its: General Partner

By: ________________________________
Name:  ______________________________
Title: _______________________________

EXHIBIT J

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 20__, by _________________________________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Administrative Agent, pursuant to Section 12.5 of the Revolving Loan Agreement dated as of December 21, 2012, as from time to time in effect (the “Loan Agreement”), by and among Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Borrower”), KeyBank National Association, for itself and as Administrative Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Loan Agreement.

RECITALS

A.    Joining Party is required, pursuant to Section 12.5 of the Loan Agreement, to become an additional Subsidiary Guarantor under the Guaranty, the Cash Collateral Agreement, the Indemnity Agreement and the Contribution Agreement.

B.    Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Loan Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.                  Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Loan Agreement, the Guaranty, the Cash Collateral Agreement, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Loan Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Loan Agreement, the Guaranty, the Cash Collateral Agreement, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2.                  Representations and Warranties of Joining Party.  Joining Party represents and warrants to Administrative Agent, as of the Effective Date (as defined below), that the representations and warranties contained in the Loan Agreement and the other Loan Documents applicable to a “Guarantor” or “Subsidiary Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors apply to Joining Party and no Default or Potential Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3.                  Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Cash Collateral Agreement, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Administrative Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Administrative Agent, will promptly become a party to the Guaranty, the Cash Collateral Agreement, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.

4.                  Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Administrative Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.                  GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.                  Counterparts.  This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

_________________________________________, a ________________________________

By: ___
Name: _
Title: _____________________________________

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:___________________________

Its:___________________________

EXHIBIT K

FORM OF LETTER OF CREDIT REQUEST

[Date]

KeyBank National Association, as Administrative Agent
4900 Tiedeman Road
Brooklyn, Ohio  44144
Attn:  _____________________

Re:   Letter of Credit Request under Revolving Loan Agreement dated as of
December 21, 2012

Ladies and Gentlemen:

Pursuant to Section 2.6 of the Revolving Loan Agreement dated as of December 21, 2012, by and among you, certain other Lenders and Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Borrower”), as amended from time to time (the “Loan Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)        Name and address of beneficiary:

(ii)       Face amount:  $

(iii)      Proposed Issuance Date:

(iv)      Proposed Expiration Date:

(v)     Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)      Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in Section 2.6 of the Loan Agreement.

The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies on behalf of the Borrower that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Potential Default has occurred and is continuing.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by Section 2.6(c).  All capitalized terms defined in the Loan Agreement and used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Loan Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Loan Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date.

Very truly yours,

PHILLIPS EDISON - ARC SHOPPING CENTER OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:      Phillips Edison Shopping Center
OP GP LLC, a Delaware limited liability company
Its: General Partner

By: _
Name:  _
Title: _____________________________________

(SEAL)

EXHIBIT L

FORM OF LETTER OF CREDIT APPLICATION

[See Attached]

EXHIBIT M

FORM OF ACKNOWLEDGMENT

EXHIBIT N

FORM OF PLEDGE AGREEMENT

EXHIBIT o

FORM OF mortgage

EXHIBIT p

FORM OF assignment of leases and rents

EXHIBIT Q

HILFIKER RELEASE PARCEL

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
1.1	DEFINED TERMS	1
1.2	CHANGES IN GAAP	27
1.3	SCHEDULES AND EXHIBITS INCORPORATED	28
ARTICLE 2	LOAN	28
2.1	LOANS	28
2.2	SWING LOAN COMMITMENT	29
2.3	LOAN FEES	31
2.4	LOAN DOCUMENTS	32
2.5	INTENTIONALLY OMITTED	32
2.6	LETTERS OF CREDIT	32
2.7	MATURITY DATE	36
2.8	INTEREST ON THE FACILITY	38
2.9	PAYMENTS	42
2.10	[INTENTIONALLY OMITTED]	43
2.11	LENDERS’ ACCOUNTING	43
2.12	AMOUNT LIMITATIONS	43
2.13	OBLIGATIONS ABSOLUTE	43
2.14	INCREASE IN TOTAL COMMITMENT	44
2.15	DEFAULTING LENDERS	46
ARTICLE 3	DISBURSEMENT	50
3.1	CONDITIONS PRECEDENT TO ADVANCES	50
3.2	DISBURSEMENT AUTHORIZATION	51
3.3	LOAN DISBURSEMENTS	51
3.4	FUNDS TRANSFER DISBURSEMENTS	51
ARTICLE 4	INSPECTIONS	52
ARTICLE 5	INSURANCE; CONDEMNATION	52
5.1	INSURANCE; CONDEMNATION	52
ARTICLE 6	REPRESENTATIONS AND WARRANTIES	57
6.1	AUTHORITY/ENFORCEABILITY	57
6.2	BINDING OBLIGATIONS	58
6.3	FORMATION AND ORGANIZATIONAL DOCUMENTS	58
6.4	NO VIOLATION	58
6.5	COMPLIANCE WITH LAWS	58
6.6	LITIGATION	58
6.7	FINANCIAL CONDITION	58
6.8	NO MATERIAL ADVERSE CHANGE	59
6.9	ACCURACY	59
6.10	TAX LIABILITY	59

6.11	TITLE TO ASSETS; NO LIENS AND INDEBTEDNESS	59
6.12	MARGIN STOCK	59
6.13	STATE OF FORMATION	60
6.14	STRUCTURE OF BORROWER AND GUARANTOR	60
6.15	REIT Status	60
6.16	[INTENTIONALLY OMITTED]	60
6.17	AMERICANS WITH DISABILITIES ACT COMPLIANCE	60
6.18	BUSINESS LOAN	60
6.19	TAX SHELTER REGULATIONS	60
6.20	ERISA	60
6.21	INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY	61
6.22	FULL DISCLOSURE	61
6.23	NOT PLAN ASSETS	61
6.24	MATERIAL AGREEMENTS	61
6.25	LEASES	61
6.26	PROPERTY	62
6.27	BROKERS	63
6.28	SOLVENCY	63
6.29	NO BANKRUPTCY FILING	63
6.30	NO FRAUDULENT INTENT	63
6.31	TRANSACTION IN BEST INTERESTS OF BORROWER AND GUARANTORS; 63
	CONSIDERATION	63
6.32	CONTRIBUTION AGREEMENT	63
6.33	OFAC	64
6.34	GROUND LEASE	64
ARTICLE 7	HAZARDOUS MATERIALS	65
7.1	SPECIAL REPRESENTATIONS AND WARRANTIES	65
7.2	HAZARDOUS MATERIALS COVENANTS	66
7.3	INSPECTION BY ADMINISTRATIVE AGENT	66
7.4	HAZARDOUS MATERIALS INDEMNITY	66
ARTICLE 8	COVENANTS OF BORROWER	67
8.1	EXPENSES	67
8.2	ERISA COMPLIANCE	67
8.3	LEASING	67
8.4	USE OF PROCEEDS	68
8.5	LIENS	68
8.6	OPINION OF LEGAL COUNSEL	69
8.7	FURTHER ASSURANCES	69

8.8	ASSIGNMENT	69
8.9	REQUIREMENTS OF LAW	69
8.10	SPECIAL COVENANTS	69
8.11	LIMITATIONS ON DISTRIBUTIONS, ETC	70
8.12	COMPLIANCE WITH AND AMENDMENT OF CHARTER OR BYLAWS	70
8.13	[INTENTIONALLY OMITTED]	71
8.14	REIT Status	71
8.15	FINANCIAL AND STRUCTURAL COVENANTS	71
8.16	INDEBTEDNESS	71
8.17	[INTENTIONALLY OMITTED.]	72
8.18	[INTENTIONALLY OMITTED.]	72
8.19	DISTRIBUTIONS OF INCOME TO BORROWER	72
8.20	FEES	73
8.21	MANAGEMENT	73
8.22	ADDITIONAL RESTRICTIONS ON INDEBTEDNESS AND LIENS	73
8.23	RESTRICTIONS ON INVESTMENTS	74
8.24	EQUITY PLEDGES	74
8.25	MANAGEMENT FEES; ADVISORY FEES	75
8.26	BUSINESS OPERATIONS	75
ARTICLE 9	REPORTING COVENANTS	75
9.1	FINANCIAL INFORMATION	75
9.2	BOOKS AND RECORDS	76
9.3	CHANGES IN ORGANIZATIONAL STRUCTURE	76
9.4	INTENTIONALLY OMITTED	76
9.5	INTENTIONALLY OMITTED	76
9.6	KNOWLEDGE OF DEFAULT; ETC	76
9.7	LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION	76
9.8	ENVIRONMENTAL NOTICES	76
9.9	CERTIFICATE OF BORROWER	76
9.10	COVENANT COMPLIANCE CERTIFICATE	77
9.11	RENT ROLL	77
9.12	GROUND LEASE	77
9.13	ELECTRONIC DELIVERY	77
ARTICLE 10	DEFAULTS AND REMEDIES	78
10.1	DEFAULT	78
10.2	ACCELERATION UPON DEFAULT; REMEDIES	81
10.3	DISBURSEMENTS TO THIRD PARTIES	82
10.4	[INTENTIONALLY OMITTED]	82

10.5	REPAYMENT OF FUNDS ADVANCED	82
10.6	RIGHTS CUMULATIVE, NO WAIVER	82
10.7	DISTRIBUTION OF COLLATERAL PROCEEDS	82
10.8	COLLATERAL ACCOUNT	83
ARTICLE 11	THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS	84
11.1	APPOINTMENT AND AUTHORIZATION	84
11.2	KEYBANK AS LENDER	85
11.3	LOAN DISBURSEMENTS	86
11.4	DISTRIBUTION AND APPORTIONMENT OF PAYMENTS	87
11.5	PRO RATA TREATMENT	88
11.6	SHARING OF PAYMENTS, ETC	88
11.7	DUTIES IN THE CASE OF ENFORCEMENT	88
11.8	BANKRUPTCY	89
11.9	APPROVALS OF LENDERS	89
11.10	NOTICE OF DEFAULTS	89
11.11	ADMINISTRATIVE AGENT’S RELIANCE, ETC	90
11.12	INDEMNIFICATION OF ADMINISTRATIVE AGENT	90
11.13	LENDER CREDIT DECISION, ETC	91
11.14	SUCCESSOR ADMINISTRATIVE AGENT	92
11.15	BORROWER NOT BENEFICIARY	93
11.16	REQUEST FOR ADMINISTRATIVE AGENT ACTION	93
ARTICLE 12	COLLATERAL	93
12.1	COLLATERAL	93
12.2	APPRAISALS; ADJUSTED VALUE	93
12.3	ADDITION OF MORTGAGED PROPERTIES	94
12.4	RELEASE OF MORTGAGED PROPERTY	95
12.5	ADDITIONAL GUARANTORS	97
12.6	RELEASE OF GUARANTORS	98
12.7	RELEASE OF COLLATERAL	99
ARTICLE 13	MISCELLANEOUS PROVISIONS	99
13.1	INDEMNITY	99
13.2	FORM OF DOCUMENTS	99
13.3	NO THIRD PARTIES BENEFITED	99
13.4	NOTICES	99
13.5	ATTORNEY-IN-FACT	100
13.6	ACTIONS	100
13.7	SET-OFFS	100
13.8	RELATIONSHIP OF PARTIES	101
13.9	DELAY OUTSIDE LENDER’S CONTROL	101

13.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	101
13.11	IMMEDIATELY AVAILABLE FUNDS	101
13.12	AMENDMENTS AND WAIVERS	101
13.13	SUCCESSORS AND ASSIGNS	103
13.14	CERTAIN ALLOWED DISCLOSURES	106
13.15	CAPITAL ADEQUACY	107
13.16	TITLED AGENTS	107
13.17	LENDER’S AGENTS	107
13.18	TAX SERVICE	108
13.19	WAIVER OF RIGHT TO TRIAL BY JURY	108
13.20	SEVERABILITY	108
13.21	TIME	109
13.22	HEADINGS	109
13.23	GOVERNING LAW	109
13.24	USA PATRIOT ACT NOTICE; COMPLIANCE	109
13.25	ELECTRONIC DOCUMENT DELIVERIES	109
13.26	INTEGRATION; INTERPRETATION	110
13.27	JOINT AND SEVERAL LIABILITY	110
13.28	COUNTERPARTS	110
13.29	DISCLOSURE	110
13.30	REPLACEMENT NOTES	111